Atlantic Plumbing C (Rendering) QUARTERLY INVESTOR PACKAGE 2Q 2018

1900 N Street (Rendering) TABLE OF CONTENTS MANAGEMENT LETTER S E C T I O N O N E 2Q 2018 EARNINGS RELEASE S E C T I O N T W O 2Q 2018 SUPPLEMENTAL INFORMATION S E C T I O N T H R E E

CEB Tower at Central Place MANAGEMENT LETTER S E C T I O N O N E

August 9, 2018 To Our Fellow Shareholders: We are pleased to report on our performance for the second quarter of 2018. For details regarding our financial and operating results, please see our second quarter earnings release and supplemental information, which follow this letter. Last month marked the close of our first full year as a newly formed public company. With the passing of this milestone, it is fitting to take stock of what we have achieved thus far, and to remind our investors of our focus and objectives. At the time of our launch last July, we laid out our strategic plan for JBG SMITH over the next five years (through 2023). Suffice to say, it has been a very productive first year, and we are pleased to have accomplished so many of the goals we set at the time of the spin/merger. We were ready to hit the ground running at the launch, and we have done just that. The following is a summary of just a few of our accomplishments: • Successfully integrated both predecessor companies, including the combination of 993 JBG SMITH team members while preserving our dynamic, collaborative corporate culture. • Increased same-store NOI 6.2% to $70.2 million in the second quarter of 2018, from $66.1 million in the second quarter of 2017. • Completed over 1.5 million square feet of leasing and achieved a tenant retention rate of 74.1% on our commercial portfolio. • Achieved average occupancy of 95.9% in our operating residential portfolio as of the second quarter of 2018 with the lease-up of the Bartlett to 98.7% and a lease-up pace of 25 units per month at the recently delivered 1221 Van Street. • Delivered three new assets (1221 Van Street, CEB Tower at Central Place and Stonebridge at Potomac Town Center – Phase II), all ahead of schedule and below budget, which together represent 33% of the total project costs for our Under Construction and Near Term Development assets at the time of the launch. • Advanced entitlement and design plans on over 12.0 million square feet of our 17.2 million square foot Future Development Pipeline, including completion of a detailed master plan for the repositioning of Crystal City. • Completed $338 million of our targeted $700 million of asset sales and recapitalizations in 2018, which should allow us to end the year with a Net Debt/Adjusted EBITDA ratio between 7.0x and 7.5x. • Executed the first stage of our plan to decrease office and increase multifamily exposure, bringing our portfolio mix to 68% office and 30% multifamily, assuming our Under Construction assets deliver, and remaining asset sales for 2018 occur as planned. • Closed over $2.3 billion of debt financings and achieved our fixed-rate debt target of 70% to 80%. • Implemented 100% of the $35 million in expected synergies arising from the integration six months ahead of schedule. • Launched the Washington Housing Initiative in partnership with the Federal City Council to preserve or build between 2,000 and 3,000 units of affordable workforce housing in the Washington, DC region over the next decade. 1

Our focus is on long-term value creation and maximizing long-term net asset value (NAV) per share. We expect to create value through execution and capital allocation, specifically by delivering our Under Construction assets on-time and on-budget, stabilizing our operating portfolio, harvesting opportunities in our Future Development Pipeline, and capitalizing on opportunities to sell select assets when we can achieve or exceed our estimated NAV pricing. We believe the best way to increase long-term NAV per share is to create balance sheet capacity both to execute on attractive acquisitions in a cyclical downturn, whenever that may occur, and to take advantage of potential development opportunities within the portfolio, specifically in Crystal City. Washington, DC Market Update We have included a detailed market overview provided by JLL in our filings this quarter to help investors understand the underlying fundamentals in the DC Metro Area. The overview can also be found on our website under Investor Materials. We intend to provide this sort of in-depth market overview once a year, either in conjunction with our quarterly filings or our annual Investor Days. The following market update is an excerpt from that report covering its major themes. Through the first six months of 2018, the DC Metro Area posted trailing 12-month job growth of 47,200 jobs, marking the fourth consecutive year of strong job creation. Further, as of June 30, 2018, the DC Metro Area posted an unemployment rate of 3.7%, 50 basis points lower than the U.S. national average. 2018 has been a strong year compared to recent history, with more than 1.7 million square feet of office absorption year-to-date. After years of missing out on the technology industry expansion, the Northern Virginia office market finally appears to be benefitting from federal budget growth primarily driven by federal government agencies, such as the Department of Defense and the Department of Homeland Security. As talent shortages become a larger issue in markets like San Francisco, Seattle, New York and Boston, more technology companies are experimenting with procuring talent in Northern Virginia and have had success with those experiments. In the first half of 2018, the market started to shift into a higher gear in Northern Virginia, both inside and outside the beltway, driven by technology companies focused on government contracts. In the second quarter of 2018 alone, of the 27 signed leases larger than 20,000 square feet, 19 had components of expansion space in them. These 19 leases will generate an estimated 518,000 square feet of future occupancy gains with 45% of these occupancy gains derived from technology companies. On the multifamily front, as the supply pipeline slows from its peak in 2017, rents have begun to grow as new deliveries lease up and stabilize. Within JBG SMITH’s urban, walkable submarkets, rent growth remains strong and has rebounded with 4.7% growth year-to-date through June 30, 2018, more than 30% higher than rent growth achieved in non-JBG SMITH submarkets, which have grown only 3.6% during the same period. JBG SMITH submarkets have historically outperformed non-JBG SMITH submarkets from a demand standpoint. JBG SMITH submarkets posted net absorption as a percentage of inventory of 59.5% during the past decade while non-JBG SMITH submarkets posted 20.7% during the same period. These JBG SMITH submarkets tend to have Metro access, vibrant amenities and walkability. For these reasons, they have not just outperformed the market historically but are projected to continue to outperform the broader market going forward. Despite lower than normal Trophy sales volume downtown and low federal government sales volume across the region, the office investment sales market remains on track to exceed 2017 levels and record its fourth- strongest year in more than a decade with $2.4 billion of volume in the first half alone. While the average deal size to date this year measured $84 million, we expect a considerable increase in deal size during the next few quarters, considering some mega deals currently on the market. JLL projects that these trades, as well as others in the pipeline, will fuel $5.3 billion of volume across 2018, a 20% higher volume than the annual 10-year average between 2008 and 2017. 2

The first half of the year also saw $2.6 billion in multifamily investment sales volume. This compares to $1.5 billion during the first half of 2017. JLL forecasts that 2018 will end the year with $4.8 billion in volume – up 5.0% from 2017’s annual total. Pricing has largely held steady year-over-year, however, several deals over the past twelve months have not traded and were pulled from the market. This could result in an eventual softening in pricing if sellers capitulate and re-set their expectations more in line with current buyer demand. 84.8% of trades in the first half of the year have been more value-oriented product while core sales have made up only 15.2% of transaction volume. Operating Portfolio Our 11.8 million square foot operating office portfolio (at share) generated $293.2 million of annualized NOI and was 87.4% leased and 86.0% occupied as of the end of the second quarter. The decline in our leased and occupancy metrics is due in part to the movement of CEB Tower at Central Place into our recently delivered operating assets category. We completed 33 office lease transactions in our operating office portfolio totaling over 319,000 square feet (at share), including significant new leases with Cooley LLP, Chertoff Group, Industrious, and Washington Executive Services. For second-generation leases, the rental rate mark-to-market was negative 8.7% on a cash basis and positive 2.3% on a GAAP basis. This mark-down is within a range that is consistent with our long-term mark-to-market assumption and is primarily the result of several early lease renewals we completed at 2101 L Street, which reflects the pressure that new office supply in DC continues to exert on rents in commodity A buildings. We defensively renewed several leases early to ensure the tenants did not move to other buildings, as the downtime and re-leasing costs associated with losing these tenants is less attractive than the renewal economics. Approximately 30% of our quarterly leasing activity consisted of blend and extend leases, which are reflected in our second quarter mark-to-market statistics and will continue to work their way through our metrics over the next several quarters. We believe signing blend and extend deals is a prudent defensive leasing strategy, drives superior value versus the alternative, and is the best way to position certain assets for potential sale in the future. Given the supply dynamics in the District, we expect this trend to continue for at least the next 12-18 months. We are seeing a similar trend with GSA renewals, where GSA tenants are foregoing market tenant improvement allowances and reducing their contractual rental rate prior to signing the lease, rather than amortizing these dollars over the lease term. GSA leases customarily provide this level of flexibility, but contrary to past behavior, we are now seeing the GSA make this election prior to lease commencement as opposed to after lease commencement. As with some of the blend and extend activity, we expect this trend to be reflected in our metrics over the next several quarters. While foregoing market tenant improvement allowances has no impact on our net effective rents, it has the effect of lowering the contractual rental rate and, as a result, drives higher mark-to-market rental rate declines. To help investors understand the impact of these market changes, beginning with this quarter, we have added net effective rental rate data to our supplemental information. Our operating multifamily portfolio, comprising approximately 4,500 units (at share), ended the second quarter at 95.9% leased, down from 96.1% leased in the first quarter primarily due to the recent delivery of 1221 Van Street. We saw particularly robust performance at RiverHouse Apartments, The Bartlett, Falkland Chase North, and WestEnd25. As a reminder, for our longer-term growth assumptions within the commercial operating portfolio, we continue to expect a blended average negative 5.0% mark-to-market on expiring leases through 2023, average contractual rent growth of 2.25% on non-GSA office leases, and our expected lease up of the operating office portfolio from 86.0% to 91.5%. We expect that this mark-to-market will be greater in some quarters (it was negative 8.8% in the fourth quarter of 2017) and less in others (it was negative 3.9% in the first quarter of 2018). We further expect these marks-to-market to widen over the next several quarters due to a number of blend and extend 3 leases that we expect to execute. Above average vacancy in our market continues to favor tenants and supports our assumption of only 2.0% growth in office rents, which will be back-end weighted between now and the end of 2023. For our multifamily operating portfolio, we are assuming annual market rent growth of 2.75%. Development Portfolio Under Construction At the end of the second quarter, we had eight assets Under Construction, all of which had guaranteed maximum price construction contracts in place. These assets have a weighted average estimated completion date of the first quarter of 2020, a weighted average estimated stabilization date of the second quarter of 2021, and a projected NOI yield based on Estimated Total Project Cost of 6.8%. Based on projected stabilized NOI (at share), our Under Construction portfolio is 61.0% multifamily and 39.0% office. The office assets represent 542,000 square feet (at share), of which 63.6% is pre-leased. In the second quarter,1221 Van Street and CEB Tower at Central Place moved into our recently delivered operating portfolio. 1221 Van Street is a 291-unit multifamily building located in the Ballpark / Southeast submarket in Washington, DC, which was 67.7% leased at the time of this letter. Our lease-up pace has been approximately 25 units per month since delivery, which is better than our underwriting assumptions. The retail at 1221 Van Street is 100% leased, and the signature restaurant, Mission, opened before the All-Star baseball game on July 17, 2018. CEB Tower at Central Place is a 536,892 square foot Trophy office building in Rosslyn, Virginia, which was 75.8% leased at the end of the second quarter. We also delivered Stonebridge at Potomac Town Center – Phase II, a 41,050 square foot retail asset in Prince William County, Virginia, which was 100% preleased at the time of delivery. Consistent with our track record of disciplined execution, these three assets delivered under budget, ahead of schedule, and above our underwriting assumptions from an NOI perspective. Near Term Development We do not have any assets in the Near Term Development Pipeline as of June 30, 2018. As a reminder, we only place assets into our Near Term Development Pipeline when they have substantially completed the entitlement process and for which we intend to commence construction within 18 months, subject to market conditions. Future Development Pipeline Our Future Development Pipeline comprises 17.2 million square feet (at share), with an Estimated Total Investment of approximately $45 per square foot. We believe our Future Development Pipeline is a substantial source of value that can be unlocked through new development, land sales, and/or ground leases. We will continue to explore attractive opportunities to harvest value from land sites as part of our capital recycling efforts. As a result, the square footage in our Future Development Pipeline will fluctuate from quarter to quarter and may decline as we identify attractive opportunities to harvest value through third-party transactions. Our posture as a net seller in the current climate means that we are more likely to reduce the size of our pipeline before we grow it again. Any such growth through acquisition, when it does occur, will more likely coincide with low points in the cycle. As a reminder, at this time, the only project in our Future Development Pipeline we are committed to build is the Phase I retail in Crystal City. Crystal City We have made significant progress on the planning process of the Phase I retail in Crystal City, which will comprise approximately 130,000 square feet and will serve as the retail heart of the submarket. We expect the Phase I retail to be anchored by a 49,000 square foot Alamo Drafthouse Cinema (signed lease) and a 14,000 square foot specialty grocer. The remaining 67,000 square feet will be dedicated to restaurants, bars, and other experiential retail. We are focused on preparing the assets in future phases for new investment by advancing 4 and completing the entitlement and design process. The timing of future phases will depend on Arlington County approvals, which have been progressing well thus far. Amazon The HQ2 selection process is ongoing, and we continue to believe that our market presents a compelling opportunity for any large employer, especially one seeking a deep pool of educated workers with a large inventory of affordable housing and office stock. While the outcome remains unknown, we believe this process has already had several positive impacts on our market including regional cooperation to provide a dedicated funding source for the Metro of $500 million per year, commitments from local jurisdictions to other equally important infrastructure projects, and a greater national awareness of the strength and depth of the technology talent in our region. It has also generated greater awareness about the strength of Crystal City, including its unparalleled connectivity, abundant green space, walkability, and development potential through its plentiful infill development sites and our comprehensive plans to revitalize the submarket. All of these factors have contributed to increased tour activity from interested office and retail tenants and have raised the profile of our holdings and our plans much faster than we expected. Until the process is concluded, we will repeat that our focus is to put our best foot forward, expect nothing, and hope for the best. Third-Party Asset Management and Real Estate Services Business Our share of revenue from our third-party asset management and real estate services business was $15.1 million in the second quarter, primarily driven by $5.5 million in property management fees and $3.7 million in asset management fees. The portion of the total fees associated with the legacy JBG Funds was $6.1 million. The funds continued to dispose of assets in accordance with their underlying business plans. We continue to expect the fees from the third-party management business to remain relatively stable after the legacy JBG Fund business winds down over the next 4-7 years. Capital Allocation Acquisitions The acquisitions market in Washington, DC continues to be competitive, and we remain cautious. As we have said previously, our acquisition activity will be focused on assets with redevelopment potential in emerging growth neighborhoods, as well as assets adjacent to our existing holdings where the combination of sites can add unique value to any new investment. Dispositions We made additional progress on our capital recycling efforts during the second quarter. We have identified opportunities to generate over $700 million of capital through potential asset sales and recapitalizations, which we intend to use to deleverage and create balance sheet capacity for future investment opportunities. The $700 million represents an achievable subset of a larger group of assets, which includes income producing properties, as well as Under Construction assets and land in our Future Development Pipeline. We will consider 1031 exchanges for low basis assets where we can improve risk-adjusted returns and achieve our strategic goals by upgrading asset quality, location or use type. Over the long term, we expect to reduce our exposure to office and increase our exposure to multifamily in the emerging growth submarkets where we are concentrated, and which offer attractive future rent growth prospects. Year-to-date, we have executed $338 million of asset sales and recapitalizations against our goal of $700 million for 2018. The assets comprising this activity include 1900 N Street, Summit I and II, and the Bowen Building. Subsequent to quarter-end, we entered into firm contracts to sell assets totaling approximately $136 million, bringing our total dispositions and recapitalizations to approximately $474 million, assuming those 5 transactions close. We are on track to achieve our capital recycling goal by year-end, after which we plan to provide additional detail around the impact of our capital recycling efforts on NOI, interest expense, FFO, Net Debt/Adjusted EBITDA, and Net Debt/Total Enterprise Value, among other metrics. Most of the impact will depend upon the timing of these closings, which will remain uncertain until we have specific closing dates identified. We are also continually engaged in tax planning initiatives, which could enable substantial additional dispositions over the next few years should market conditions allow. Development We are continuing to advance the entitlement process for assets in our Future Development Pipeline because we believe bringing land to shovel-ready condition is the best way to maximize optionality and value. As we have said previously, some of these assets will be sold or ground leased and some may be future development opportunities for us. Looking forward, we intend to focus our new construction on multifamily assets in emerging growth submarkets, including the Ballpark and Union Market/Gallaudet, as well as on land and out of service buildings in Crystal City. We also expect that there may be new construction starts in pre-leased office assets in Crystal City and Reston Town Center, where market land values and current market rents for new construction can produce acceptable development yields. As with all new construction, any such opportunities will depend on their strength relative to other investment alternatives, and on our ability to execute while maintaining prudent balance sheet capacity. Balance Sheet As of June 30, 2018, we had approximately $239.4 million of cash on a GAAP basis, $276.6 million of cash (at share), and $1.3 billion of capacity under our $1.4 billion credit facility. We have $461 million of Estimated Incremental Investment (at share) to complete our eight Under Construction assets, which can be fully funded with cash, in place construction loans, and available draws on our term loan facilities. During the second quarter, we closed one loan totaling $33.0 million (at share) and modified two loans totaling $181.3 million (at share). We also repaid $98.2 million of secured mortgages on four assets, as well as $115 million on our unsecured revolving credit facility in connection with the sale of the Bowen Building. Subsequent to quarter-end, we repaid the outstanding $35.7 million balance on our revolving credit facility and drew $200 million on our term loan in accordance with the delayed draw provisions of our credit facility. Our fixed-rate debt represents 78% of our total debt, in-line with our target range of 70% to 80% fixed. As of June 30, 2018, our Net Debt/Adjusted EBITDA ratio was 6.3x, and our Net Debt/Total Enterprise Value was 30.5%. We expect the proceeds from asset sales and recapitalizations in 2018 to substantially offset the increased leverage that would otherwise have resulted from the incremental investment in our Under Construction assets. If we are successful in our capital recycling efforts, we would expect to end 2018 with a Net Debt/Adjusted EBITDA ratio between 7.0x and 7.5x and a Net Debt/Total Enterprise Value between 32% and 35%, using our stock price at June 30, 2018. In July, we filed a universal shelf registration statement and established an At-The-Market equity offering program, which provides us with the ability to efficiently access the public equity markets. * * * At the risk of stating the obvious, nothing we do will impact long-term value creation more than prudent capital allocation. Investing and divesting at the right points in the cycle will be the most important driver of our long- term success. The inside ownership of our management team and Board of Trustees make us voracious consumers of our own cooking. This group owns or represents more than 10% of the equity of JBG SMITH and 6 nothing is more important to us than successful execution of a prudent capital allocation strategy. We are a long way into the cycle, and geopolitical tension, trade wars and leverage in the economy are all at levels that demand careful helmsmanship. We live and breathe the warning that “who doth not answer to the rudder shall answer to the rock”. In that spirit, we are focused on harvesting value in a frothy investment sales market, maintaining discipline in our underwriting, and exercising prudence in our approach to new investment activities. We appreciate the time that you have invested in reading this letter. As always, we encourage you to come visit us in DC, to meet our team, and to see our real estate in person. We are energized and focused on the opportunities before us, and we will continue to work hard to create value and to maintain your trust and confidence. W. Matthew Kelly Chief Executive Officer 7

2101 L Street 2Q 2018 EARNINGS RELEASE S E C T I O N T W O

FOR IMMEDIATE RELEASE CONTACT Jaime Marcus SVP, Investor Relations (240) 333-3643 jmarcus@jbgsmith.com JBG SMITH ANNOUNCES SECOND QUARTER 2018 RESULTS Chevy Chase, MD (August 9, 2018) - JBG SMITH (NYSE: JBGS), a leading owner and developer of high-quality, mixed-use properties in the Washington, DC market, today filed its Form 10-Q for the quarter ended June 30, 2018 and reported its financial results. Additional information regarding our results of operations, properties and tenants can be found in our Second Quarter 2018 Investor Report, which is posted in the Investor Relations section of our website at www.jbgsmith.com. Second Quarter 2018 Financial Results • Net income attributable to common shareholders was $20.6 million, or $0.17 per diluted share. • Funds From Operations (“FFO”) attributable to common shareholders was $36.2 million, or $0.31 per diluted share. • Core Funds From Operations (“Core FFO”) attributable to common shareholders was $53.1 million, or $0.45 per diluted share. Six Months Ended June 30, 2018 Financial Results • Net income attributable to common shareholders was $16.4 million, or $0.14 per diluted share. • FFO attributable to common shareholders was $77.4 million, or $0.66 per diluted share. • Core FFO attributable to common shareholders was $105.3 million, or $0.89 per diluted share. Operating Portfolio Highlights • Annualized Net Operating Income (“NOI”) for the three months ended June 30, 2018 was $378.5 million, compared to $371.3 million for the three months ended March 31, 2018, at our share. • The operating office portfolio was 87.4% leased and 86.0% occupied as of June 30, 2018, compared to 87.8% and 87.0% as of March 31, 2018, at our share. The decreases are due in part to the movement of CEB Tower at Central Place into our recently delivered operating assets during the quarter. The in service operating office portfolio was 88.0% leased and 86.6% occupied as of June 30, 2018, compared to 87.9% leased and 87.0% occupied as of March 31, 2018. • The operating multifamily portfolio was 95.9% leased and 92.6% occupied as of June 30, 2018, compared to 96.1% and 94.2% as of March 31, 2018, at our share. The decreases are due in part to the movement of 1221 Van Street into our recently delivered operating assets during the quarter. The in service operating multifamily portfolio was 98.0% leased and 95.0% occupied as of June 30, 2018, compared to 96.1% leased and 94.2% occupied as of March 31, 2018. • The operating other portfolio (excluding the Crystal City Marriott) was 93.4% leased and 91.1% occupied as of June 30, 2018, compared to both 94.2% leased and occupied as of March 31, 2018, at our share. • Executed approximately 319,000 square feet of office leases at our share in the second quarter, comprising approximately 83,000 square feet of new leases, and approximately 236,000 square feet of second generation leases, which generated a 2.3% rental rate increase on a GAAP basis and an 8.7% rental rate decrease on a cash basis. 1

• Executed approximately 641,000 square feet of office leases at our share during the six months ended June 30, 2018, comprising approximately 217,000 square feet of new leases, and approximately 424,000 square feet of second generation leases, which generated a 2.0% rental rate increase on a GAAP basis and a 6.8% rental rate decrease on a cash basis. • Same Store Net Operating Income (“SSNOI”) increased 6.2% to $70.2 million for the three months ended June 30, 2018, compared to $66.1 million for the three months ended June 30, 2017. SSNOI increased 8.0% to $139.5 million for the six months ended June 30, 2018, compared to $129.1 million for the six months ended June 30, 2017. The increase in SSNOI is largely attributable to a reduction in real estate tax expense resulting from real estate tax refunds and reduced assessments, and the expiration of payments associated with the assumption of lease liabilities. The same store pool as of June 30, 2018 includes only the assets that were in service for the entirety of both periods being compared and does not include the JBG Assets acquired in our Formation Transaction. Development Portfolio Highlights Under Construction • During the quarter ended June 30, 2018, there were eight assets under construction (three office assets, four multifamily assets and one other asset), consisting of 0.5 million square feet and 1,282 units, both at our share. • During the quarter ended June 30, 2018, we delivered Stonebridge at Potomac Town Center-Phase II, a 41,050 square foot building located in Prince William County in Virginia, in which we have a 10.0% ownership interest. This asset delivered ahead of schedule. Near-Term Development • As of June 30, 2018, there were no assets in near-term development. Future Development Pipeline • As of June 30, 2018, there were 42 future development assets consisting of 17.2 million square feet of estimated potential density at our share. Third-Party Asset Management and Real Estate Services Business • For the three months ended June 30, 2018, revenue from third-party real estate services, including reimbursements, was $24.2 million. Excluding reimbursements and service revenue from our interests in consolidated and unconsolidated real estate ventures, revenue from our third-party asset management and real estate services business was $15.1 million, of which $5.5 million came from property management fees, $3.7 million came from asset management fees, $1.5 million came from leasing fees, $2.5 million came from development fees, $1.1 million came from construction management fees and $0.9 million came from other service revenue. • The general and administrative expenses allocated to the third-party asset management and real estate services business were $10.4 million for the three months ended June 30, 2018. Balance Sheet • We had $2.0 billion of debt ($2.5 billion including our share of debt of unconsolidated real estate ventures) as of June 30, 2018. Of the $2.5 billion of debt at our share, approximately 78% was fixed-rate, and rate caps were in place for approximately 17%. • The weighted average interest rate of our debt at share was 4.19% at June 30, 2018. • At June 30, 2018, our total enterprise value was approximately $7.2 billion, comprising 137.7 million common shares and units valued at $5.0 billion and debt at our share of $2.5 billion, less cash and cash equivalents. • As of June 30, 2018, we had $239.4 million of cash and cash equivalents on a GAAP basis and $276.6 million of cash and cash equivalents at our share, and $1.3 billion of capacity under our credit facility. • Net Debt / Adjusted EBITDA at our share for the three and six months ended June 30, 2018 was 6.3x for both periods and our Net Debt / Total Enterprise Value was 30.5% as of June 30, 2018. 2

Financing and Investing Activities • Closed on a $33.0 million loan at our share at 1101 17th Street, an office asset, located in Washington, DC. • Repaid an aggregate total of $98.2 million of secured mortgages including Summit I and II, Falkland Chase - North and West Half. • Modified the existing $107.7 million loan on RTC West, an office asset located in Reston, Virginia, and the existing $73.6 million loan on Fort Totten Square, a multifamily asset located in Washington, DC. • Sold Summit I and II for $95.0 million. The sale consisted of two 100% occupied office buildings located in Reston, Virginia, including 700,000 square feet of estimated potential development density. In connection with the sale, we repaid the related $59.0 million mortgage loan. We had previously closed on the sale of land and temporary construction easements for $2.2 million in the first quarter. • Sold the Bowen Building, an office building located in Washington, DC, for $140.0 million. In connection with the sale, repaid $115.0 million of the then outstanding balance on our unsecured revolving credit facility. Subsequent to June 30, 2018: • Borrowed $200.0 million under the Tranche A-2 Term Loan, in accordance with the delayed draw provisions of the credit facility. We also repaid the outstanding revolving credit facility balance of $35.7 million. • Filed a universal shelf registration statement, which provides us with the ability to efficiently access the public equity markets. • Entered into firm contracts to sell assets totaling approximately $136 million, bringing our total dispositions and recapitalizations to approximately $474 million, assuming those transactions close. Dividends In May 2018, we paid a dividend of $0.225 per common share. In August 2018, our Board of Trustees declared a dividend of $0.225 per common share, an indicated annual dividend of $0.90 per common share. The dividend is payable on August 27, 2018 to common shareholders of record as of August 14, 2018. About JBG SMITH JBG SMITH is an S&P 400 company that owns, operates, invests in and develops assets concentrated in leading urban infill submarkets in and around Washington, DC. Our mixed-use operating portfolio comprises approximately 20 million square feet of high-quality office, multifamily and retail assets, 98% of which are Metro-served. With a focus on placemaking, we drive synergies across the portfolio and create amenity-rich, walkable neighborhoods. JBG SMITH’s future development pipeline includes 17.2 million square feet of potential development density at our share. For additional information on JBG SMITH, please visit www.jbgsmith.com. Forward Looking Statements Certain statements contained herein may constitute “forward-looking statements” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties (“JBG SMITH” or the “Company”) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximate”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “would”, “may” or similar expressions in this earnings release. We also note the following forward-looking statements: our indicated annual dividend per share and dividend yield, annualized net operating income; in the case of our construction and near- term development assets, estimated square feet, estimated number of units and in the case of our future development assets, estimated potential development density. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see “Risk Factors” and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform 3

Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements after the date hereof. Pro Rata Information We present certain financial information and metrics in this release “at JBG SMITH Share,” which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, “real estate ventures”) as applied to these financial measures and metrics. Financial information “at JBG SMITH Share” is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset’s financial information. “At JBG SMITH Share” information, which we also refer to as being “at share,” “our pro rata share” or “our share,” is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization. We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers’ share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions. With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers’ interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP “at JBG SMITH Share” financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP. Non-GAAP Financial Measures This release includes non-GAAP financial measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH’s management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH’s financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this earnings release. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this release: 4

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and Adjusted EBITDA Management uses EBITDA and EBITDAre, non-GAAP financial measures, as supplemental operating performance measures and believes they help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our consolidated outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains on sales of depreciated real estate and impairment losses of depreciable real estate, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies. “Adjusted EBITDA,” a non-GAAP financial measure, represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as non-recurring transaction and other costs, gain (loss) on the extinguishment of debt, gain on sale of non-operating real estate, distributions in excess of our net investment in consolidated real ventures, gain on the bargain purchase of a business and share-based compensation expense related to the Formation Transaction. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period. Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. Funds from Operations ("FFO"), Core FFO and Funds Available for Distribution (“FAD") FFO is a non-GAAP financial measure computed in accordance with the definition established by NAREIT. NAREIT defines FFO as “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” "Core FFO" represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, gains (or losses) on extinguishment of debt, gain on the bargain purchase of a business, gain on sale of non-operating real estate, distributions in excess of our net investment in consolidated real ventures, share-based compensation expense related to the Formation Transaction, amortization of the management contracts intangible and the mark-to-market of interest rate swaps. "FAD" is a non-GAAP financial measure and represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends. We believe FFO, Core FFO and FAD are meaningful non GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. Net Operating Income ("NOI") and Annualized NOI “NOI” is a non-GAAP financial measure management uses to measure the operating performance of our assets and consists of property-related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of 5 acquired above-market leases and below-market ground lease intangibles. Annualized NOI represents NOI for the three months ended June 30, 2018 multiplied by four. Management believes Annualized NOI provides useful information in understanding JBG SMITH’s financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this earnings release. There can be no assurance that the annualized NOI shown will reflect JBG SMITH’s actual results of operations over any 12-month period. Management uses each of these measures as supplemental performance measures for its assets and believes they provide useful information to investors because they reflect only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of this measure of the operating performance of our assets is limited. Moreover, our method of calculating NOI may differ from other real estate companies and, accordingly, may not be comparable. NOI should be considered only as a supplement to net operating income (loss) (computed in accordance with GAAP) as a measure of the operating performance of our assets. Same Store and Non-Same Store “Same store” refers to the pool of assets that were in service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared. No JBG Assets are included in the same store pool. “Non-same store” refers to all operating assets excluded from the same store pool. Definitions GAAP "GAAP" refers to accounting principles generally accepted in the United States of America. Formation Transaction "Formation Transaction" refers collectively to the spin-off on July 17, 2017 of substantially all of the assets and liabilities of Vornado’s Washington, DC segment, which operated as Vornado / Charles E. Smith, and the acquisition of the management business and certain assets and liabilities of The JBG Companies. JBG Assets "JBG Assets" refers to the management business and certain assets and liabilities of The JBG Companies acquired on July 18, 2017 by JBG SMITH. 6

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) June 30, December 31, in thousands 2018 2017 ASSETS Real estate, at cost: Land and improvements $ 1,444,872 $ 1,368,294 Buildings and improvements 3,832,013 3,670,268 Construction in progress, including land 595,063 978,942 5,871,948 6,017,504 Less accumulated depreciation (1,045,632) (1,011,330) Real estate, net 4,826,316 5,006,174 Cash and cash equivalents 239,440 316,676 Restricted cash 22,248 21,881 Tenant and other receivables, net 37,860 46,734 Deferred rent receivable, net 144,837 146,315 Investments in and advances to unconsolidated real estate ventures 368,308 261,811 Other assets, net 273,722 263,923 Assets held for sale 2,218 8,293 TOTAL ASSETS $ 5,914,949 $ 6,071,807 LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY Liabilities: Mortgages payable, net $ 1,906,402 $ 2,025,692 Revolving credit facility 35,729 115,751 Unsecured term loan, net 96,833 46,537 Accounts payable and accrued expenses 130,431 138,607 Other liabilities, net 126,265 161,277 Total liabilities 2,295,660 2,487,864 Commitments and contingencies Redeemable noncontrolling interests 665,623 609,129 Total equity 2,953,666 2,974,814 TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY $ 5,914,949 $ 6,071,807 _______________ Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. 7

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (Unaudited) in thousands, except per share data Three Months Ended June 30, Six Months Ended June 30, 2018 2017 2018 2017 REVENUE Property rentals $ 125,240 $ 100,747 $ 251,891 $ 199,771 Tenant reimbursements 7,967 8,947 18,907 17,488 Third-party real estate services, including reimbursements 24,160 6,794 48,490 13,919 Other income 2,080 1,532 3,196 3,114 Total revenue 159,447 118,020 322,484 234,292 EXPENSES Depreciation and amortization 48,117 31,993 97,277 65,775 Property operating 30,416 23,955 61,277 47,736 Real estate taxes 17,509 15,582 37,119 30,754 General and administrative: Corporate and other 12,651 11,552 25,362 24,944 Third-party real estate services 21,189 4,486 43,798 9,184 Share-based compensation related to Formation Transaction 9,097 — 18,525 — Transaction and other costs 3,787 5,237 8,008 11,078 Total operating expenses 142,766 92,805 291,366 189,471 OPERATING INCOME 16,681 25,215 31,118 44,821 Income from unconsolidated real estate ventures, net 3,836 105 1,934 314 Interest and other income, net 513 970 1,086 1,745 Interest expense (18,027) (14,586) (37,284) (28,504) Gain on sale of real estate 33,396 — 33,851 — Loss on extinguishment of debt (4,457) — (4,457) — Reduction of gain on bargain purchase (7,606) — (7,606) — INCOME BEFORE INCOME TAX (EXPENSE) BENEFIT 24,336 11,704 18,642 18,376 Income tax (expense) benefit (313) (363) 595 (717) NET INCOME 24,023 11,341 19,237 17,659 Net income attributable to redeemable noncontrolling interests (3,574) — (2,980) — Net loss attributable to noncontrolling interests 125 — 127 — NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS $ 20,574 $ 11,341 $ 16,384 $ 17,659 EARNINGS PER COMMON SHARE: Basic $ 0.17 $ 0.11 $ 0.14 $ 0.18 Diluted $ 0.17 $ 0.11 $ 0.14 $ 0.18 WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING : Basic 117,955 100,571 117,955 100,571 Diluted 117,955 100,571 117,955 100,571 ___________________ Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. 8

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP) (Unaudited) Three Months Ended Six Months Ended June 30, 2018 June 30, 2018 EBITDA, EBITDAre and Adjusted EBITDA Net income $ 24,023 $ 19,237 Depreciation and amortization expense 48,117 97,277 Interest expense (1) 18,027 37,284 Income tax benefit (expense) 313 (595) Unconsolidated real estate ventures allocated share of above adjustments 10,602 20,777 Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures 129 129 EBITDA $ 101,211 $ 174,109 Gain on sale of operating real estate (33,396) (33,396) EBITDAre $ 67,815 $ 140,713 Gain on sale of non-operating real estate — (455) Transaction and other costs (2) 3,787 8,008 Loss on extinguishment of debt 4,457 4,457 Reduction of gain on bargain purchase 7,606 7,606 Share-based compensation related to Formation Transaction 9,097 18,525 Distributions in excess of our net investment in unconsolidated real estate venture (3) (5,412) (5,412) Unconsolidated real estate ventures allocated share of above adjustments — 30 Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures (124) (124) Adjusted EBITDA $ 87,226 $ 173,348 Net Debt to Adjusted EBITDA (4) 6.3x 6.3x June 30, 2018 Net Debt (at JBG SMITH Share) Consolidated indebtedness (5) $ 2,033,183 Unconsolidated indebtedness (5) 440,177 Total consolidated and unconsolidated indebtedness 2,473,360 Less: cash and cash equivalents 276,629 Net Debt (at JBG SMITH Share) $ 2,196,731 $ (0.28) ____________________ (1) Interest expense includes the amortization of deferred financing costs and the mark-to-market of interest rate swaps and caps, net of capitalized interest. (2) Includes amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition and dead deal costs. (3) Related to our investment in the real estate venture that owns 1101 17th Street. In June 2018, the mortgage loan payable that was collateralized by 1101 17th Street was refinanced eliminating the principal guaranty provisions that had been included in the prior loan. Distributions and our share of the cumulative earnings of the venture exceeded our investment in the venture by $5.4 million, which resulted in a negative investment balance. After the elimination of the principal guaranty provisions in the prior mortgage loan, we recognized the $5.4 million negative investment balance as income within “Income from unconsolidated real estate ventures, net” in our statements of operations for the three and six months ended June 30, 2018. (4) Adjusted EBITDA for the three months ended June 30, 2018 is annualized by multiplying by four. Adjusted EBITDA for the six months ended June 30, 2018 is annualized by multiplying by two. (5) Net of premium/discount and deferred financing costs. 9

FFO, CORE FFO AND FAD (NON-GAAP) (Unaudited) Three Months Ended Six Months Ended in thousands, except per share data June 30, 2018 June 30, 2018 FFO and Core FFO Net income attributable to common shareholders $ 20,574 $ 16,384 Net income attributable to redeemable noncontrolling interests 3,574 2,980 Net loss attributable to noncontrolling interests (125) (127) Net income 24,023 19,237 Gain on sale of operating real estate (33,396) (33,396) Real estate depreciation and amortization 45,587 92,226 Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures 6,179 12,615 Net loss attributable to consolidated real estate ventures 129 129 FFO Attributable to Operating Partnership Common Units $ 42,522 $ 90,811 FFO attributable to redeemable noncontrolling interests (6,299) (13,426) FFO attributable to common shareholders $ 36,223 $ 77,385 FFO attributable to the operating partnership common units $ 42,522 $ 90,811 Gain on sale of non-operating real estate — (455) Transaction and other costs, net of tax (1) 3,394 7,530 Gain from mark-to-market on derivative instruments (432) (1,551) Share of gain from mark-to-market on derivative instruments held by unconsolidated real estate ventures (90) (432) Loss on extinguishment of debt, net of noncontrolling interests 4,333 4,333 Distributions in excess of our net investment in unconsolidated real estate venture (2) (5,412) (5,412) Reduction of gain on bargain purchase 7,606 7,606 Share-based compensation related to Formation Transaction 9,097 18,525 Amortization of management contracts intangible, net of tax 1,287 2,573 Core FFO Attributable to Operating Partnership Common Units $ 62,305 $ 123,528 Core FFO attributable to redeemable noncontrolling interests (9,229) (18,266) Core FFO attributable to common shareholders $ 53,076 $ 105,262 FFO per diluted common share $ 0.31 $ 0.66 Core FFO per diluted common share $ 0.45 $ 0.89 Weighted average diluted shares 117,955 117,955 See footnotes on page 11. 10

FFO, CORE FFO AND FAD (NON-GAAP) (Unaudited) Three Months Ended Six Months Ended in thousands, except per share data June 30, 2018 June 30, 2018 FAD Core FFO attributable to the operating partnership common units $ 62,305 $ 123,528 Recurring capital expenditures and second generation tenant improvements and leasing commissions (11,057) (17,154) Straight-line and other rent adjustments (3) (1,216) (2,291) Share of straight-line rent from unconsolidated real estate ventures 189 348 Third-party lease liability assumption payments (619) (1,091) Share of third party lease liability assumption payments for unconsolidated real estate ventures — (50) Share-based compensation expense 5,941 10,217 Amortization of debt issuance costs 1,201 2,365 Share of amortization of debt issuance costs from unconsolidated real estate ventures 66 135 Non-real estate depreciation and amortization 758 1,507 FAD available to the Operating Partnership Common Units (A) $ 57,568 $ 117,514 Distributions to common shareholders and unitholders (4) (B) $ 31,197 $ 62,394 FAD Payout Ratio (B÷A) (5) 54.2% 53.1% Capital Expenditures Maintenance and recurring capital expenditures $ 3,989 $ 6,672 Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures 250 1,399 Second generation tenant improvements and leasing commissions 6,273 8,166 Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures 545 917 Recurring capital expenditures and second generation tenant improvements and leasing commissions 11,057 17,154 First generation tenant improvements and leasing commissions 6,676 10,861 Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures 1,391 2,386 Non-recurring capital expenditures 3,765 7,131 Share of non-recurring capital expenditures from unconsolidated joint ventures 142 762 Non-recurring capital expenditures 11,974 21,140 Total JBG SMITH Share of Capital Expenditures $ 23,031 $ 38,294 _______________ (1) Includes amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition and dead deal costs (2) Related to our investment in the real estate venture that owns 1101 17th Street. In June 2018, the mortgage loan payable that was collateralized by 1101 17th Street was refinanced eliminating the principal guaranty provisions that had been included in the prior loan. Distributions and our share of the cumulative earnings of the venture exceeded our investment in the venture by $5.4 million, which resulted in a negative investment balance. After the elimination of the principal guaranty provisions in the prior mortgage loan, we recognized the $5.4 million negative investment balance as income within “Income from unconsolidated real estate ventures, net” in our statements of operations for the three and six months ended June 30, 2018. (3) Includes straight-line rent, above/below market lease amortization and lease incentive amortization. (4) In August 2018, our Board of Trustees declared a dividend of $0.225 per share, payable on August 27, 2018. (5) The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations. The FAD payout ratio for the three and six months ended December 31, 2017 was 84.9% and 73.8%. 11

NOI RECONCILIATIONS (NON-GAAP)
(Unaudited)

dollars in thousands	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Net income attributable to common shareholders	$ 20,574	$ 11,341	$ 16,384	$ 17,659
Add:				
Depreciation and amortization expense	48,117	31,993	97,277	65,775
General and administrative expense:				
Corporate and other	12,651	11,552	25,362	24,944
Third-party real estate services	21,189	4,486	43,798	9,184
Share-based compensation related to Formation Transaction	9,097	—	18,525	—
Transaction and other costs	3,787	5,237	8,008	11,078
Interest expense	18,027	14,586	37,284	28,504
Loss on extinguishment of debt	4,457	—	4,457	—
Reduction of gain on bargain purchase	7,606	—	7,606	—
Income tax expense (benefit)	313	363	(595)	717
Net income attributable to redeemable noncontrolling interests	3,574	—	2,980	—
Less:				
Third-party real estate services, including reimbursements	24,160	6,794	48,490	13,919
Other income	2,080	1,532	3,196	3,114
Income from unconsolidated real estate ventures, net	3,836	105	1,934	314
Interest and other income, net	513	970	1,086	1,745
Gain on sale of real estate	33,396	—	33,851	—
Net loss attributable to noncontrolling interests	125	—	127	—
Consolidated NOI	85,282	70,157	172,402	138,769
NOI attributable to consolidated JBG Assets [(1)]	—	11,345	—	22,395
Proportionate NOI attributable to unconsolidated JBG Assets [(1)]	—	4,141	—	7,856
Proportionate NOI attributable to unconsolidated real estate ventures	9,011	3,157	18,227	5,358
Non-cash rent adjustments [(2)]	(1,237)	(2,080)	(2,333)	(6,097)
Other adjustments [(3)]	1,579	(59)	2,786	1,005
Total adjustments	9,353	16,504	18,680	30,517
NOI	**$ 94,635**	**$ 86,661**	**$ 191,082**	**$ 169,286**
Non-same store NOI [(4)]	**24,449**	**20,551**	**51,578**	**40,162**
Same store NOI [(5)]	**$ 70,186**	**$ 66,110**	**$ 139,504**	**$ 129,124**
Growth in same store NOI	6.2%		8.0%	
Number of properties in same store pool	35		35	

(1) Includes financial information for the JBG Assets as if the July 18, 2017 acquisition of the JBG Assets had been completed as of the beginning of the period presented.
(2) Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(3) Adjustment to include other income and payments associated with assumed lease liabilities related to operating properties, and exclude incidental income generated by development assets and commercial lease termination revenue.
(4) Includes the results for properties that were not owned, operated and in service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5) Includes the results of the properties that are owned, operated and in service for the entirety of both periods being compared except for properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

12

965 Florida Avenue (Rendering) 2Q 2018 SUPPLEMENTAL INFORMATION S E C T I O N T H R E E

TABLE OF CONTENTS JUNE 30, 2018 Page Overview Disclosures 3-4 Company Profile 5-6 Financial Highlights 7 Portfolio Overview 8-9 Financial Information Condensed Consolidated Balance Sheets 10 Condensed Consolidated and Combined Statements of Operations 11 Unconsolidated Real Estate Ventures - Balance Sheet and Operating Information 12 Other Tangible Assets and Liabilities, Net 13 EBITDA, EBITDAre and Adjusted EBITDA (Non-GAAP) 14 FFO, Core FFO and FAD (Non-GAAP) 15-16 Third-Party Asset Management and Real Estate Services Business (Non-GAAP) 17 Pro Rata Adjusted General and Administrative Expenses (Non-GAAP) 18 Operating Assets 19 Summary & Same Store NOI (Non-GAAP) 20-21 Summary NOI (Non-GAAP) 22 Summary NOI - Office (Non-GAAP) 23 Summary NOI - Multifamily (Non-GAAP) 24 NOI Reconciliations (Non-GAAP) 25 Leasing Activity Leasing Activity - Office 26 Net Effective Rent - Office 27 Lease Expirations 28 Signed But Not Yet Commenced Leases 29 Tenant Concentration 30 Industry Diversity 31 Property Data Portfolio Summary 32 Property Tables: Office 33-36 Multifamily 37-39 Other 40-41 Under Construction 42 Future Development 43 Disposition & Recapitalization Activity 44 Debt Debt Summary 45 Debt by Instrument 46-47 Real Estate Ventures Consolidated Real Estate Ventures 48 Unconsolidated Real Estate Ventures 49-50 Definitions 51-54 Page 2

DISCLOSURES JUNE 30, 2018 Forward-Looking Statements Certain statements contained herein may constitute “forward-looking statements” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Consequently, the future results of JBG SMITH Properties (“JBG SMITH” or the “Company”) may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximate”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “would”, “may” or similar expressions in this document. We also note the following forward-looking statements: our indicated annual dividend per share and dividend yield, annualized net operating income; in the case of our construction and near-term development assets, estimated square feet, estimated number of units, the estimated completion date, estimated stabilization date, estimated incremental investment, estimated total investment, projected net operating income yield and estimated stabilized net operating income; and in the case of our future development assets, estimated potential development density, estimated commercial SF/multifamily units to be replaced, estimated remaining acquisition cost, estimated capitalized cost and estimated total investment. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. These factors include, among others: adverse economic conditions in the Washington, DC metropolitan area, the timing of and costs associated with development and property improvements, financing commitments, and general competitive factors. For further discussion of factors that could materially affect the outcome of our forward-looking statements and other risks and uncertainties, see “Risk Factors” and the Cautionary Statement Concerning Forward-Looking Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and other periodic reports the Company files with the Securities and Exchange Commission. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the issuance of this Investor Report. Organization and Basis of Presentation JBG SMITH was formed by Vornado Realty Trust (“Vornado”) for the purpose of receiving via the spin-off on July 17, 2017, substantially all of the assets and liabilities of Vornado’s Washington, DC segment, which operated as Vornado / Charles E. Smith, (the “Vornado Included Assets”). On July 18, 2017, JBG SMITH acquired the management business and certain assets (the “JBG Assets”) of The JBG Companies (“JBG”). The spin-off from Vornado and combination with JBG are collectively referred to as the "Formation Transaction." The Vornado Included Assets are considered the accounting predecessor. As a result, the financial results of the JBG Assets are only included in the combined company’s financial statements from July 18, 2017 forward and are not reflected in the combined company’s historical financial statements for any prior period. Consequently, our results for the periods before and after the Formation Transaction are not directly comparable. We believe, however, that presenting certain supplemental adjusted financial and operational information at the property-level that is "adjusted" to include the results of the JBG Assets for periods prior to the acquisition date may be useful to investors. No other adjustments have been made to this supplemental adjusted information, which is purely informational and does not purport to be indicative of what would have happened had the acquisition of the JBG Assets occurred at the beginning of the periods presented. The information contained in this Investor Report does not purport to disclose all items required by the accounting principles generally accepted in the United States of America (“GAAP”) and is unaudited information, unless otherwise indicated. Pro Rata Information We present certain financial information and metrics in this Investor Report “at JBG SMITH Share,” which refers to our ownership percentage of consolidated and unconsolidated assets in real estate ventures (collectively, “real estate ventures”) as applied to these financial measures and metrics. Financial information “at JBG SMITH Share” is calculated on an asset-by-asset basis by applying our percentage economic interest to each applicable line item of that asset’s financial information. “At JBG SMITH Share” information, which we also refer to as being “at share,” “our pro rata share” or “our share,” is not, and is not intended to be, a presentation in accordance with GAAP. Given that a substantial portion of our assets are held through real estate ventures, we believe this form of presentation, which presents our economic interests in the partially owned entities, provides investors valuable information regarding a significant component of our portfolio, its composition, performance and capitalization. We do not control the unconsolidated real estate ventures and do not have a legal claim to our co-venturers’ share of assets, liabilities, revenue and expenses. The operating agreements of the unconsolidated real estate ventures generally allow each co-venturer to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital Page 3

DISCLOSURES JUNE 30, 2018 contributed by each investor and whether any investors are entitled to preferential distributions. With respect to any such third-party arrangement, we would not be in a position to exercise sole decision-making authority regarding the property, real estate venture or other entity, and may, under certain circumstances, be exposed to economic risks not present were a third-party not involved. We and our respective co-venturers may each have the right to trigger a buy-sell or forced sale arrangement, which could cause us to sell our interest, or acquire our co-venturers’ interests, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. Our real estate ventures may be subject to debt, and the repayment or refinancing of such debt may require equity capital calls. To the extent our co-venturers do not meet their obligations to us or our real estate ventures or they act inconsistent with the interests of the real estate venture, we may be adversely affected. Because of these limitations, the non-GAAP “at JBG SMITH Share” financial information should not be considered in isolation or as a substitute for our financial statements as reported under GAAP. Market Data Market data and industry forecasts are used in this Investor Report, including data obtained from publicly available sources. These sources generally state that the information they provide has been obtained from sources believed to be the reliable, but the accuracy and completeness of the information is not assured. The Company has not independently verified any such information. Definitions See pages 51-54 for definitions of terms used in this Investor Report. Non-GAAP Measures This Investor Report includes non-GAAP measures. For these measures, we have provided an explanation of how these non-GAAP measures are calculated and why JBG SMITH’s management believes that the presentation of these measures provides useful information to investors regarding JBG SMITH’s financial condition and results of operations. Reconciliations of certain non-GAAP measures to the most directly comparable GAAP financial measure are included in this Investor Report. Our presentation of non-GAAP financial measures may not be comparable to similar non-GAAP measures used by other companies. In addition to "at share" financial information, the following non-GAAP measures are included in this Investor Report: • Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") • EBITDA For Real Estate ("EBITDAre") • Adjusted EBITDA • Funds from Operations ("FFO") • Core FFO • Funds Available for Distribution ("FAD") • Net Operating Income ("NOI") • Annualized NOI • Adjusted Annualized NOI • Estimated Stabilized NOI • Projected NOI Yield • Same Store NOI • Adjusted Consolidated and Unconsolidated Indebtedness • Net Debt • Pro Rata Adjusted General and Administrative Expenses Page 4

COMPANY PROFILE JUNE 30, 2018 (Unaudited) Company Overview JBG SMITH is an S&P 400 company that owns, operates, invests in and develops assets concentrated in leading urban infill submarkets in and around Washington, DC. We own and operate a portfolio of high-quality office and multifamily assets, many of which are amenitized with ancillary retail. Our portfolio reflects our longstanding strategy of owning and operating assets within the Metro-served submarkets in the Washington, DC metropolitan area that have high barriers to entry and key urban amenities, including being within walking distance of a Metro station. Our revenues are derived primarily from leases with office and multifamily tenants, including fixed rents and reimbursements from tenants for certain expenses such as real estate taxes, property operating expenses, and repairs and maintenance. In addition to our portfolio, we have a third-party real estate services business that provides fee-based real estate services to our real estate ventures, the legacy funds formerly organized by JBG and other third parties. Q2 2018 Financial Results ▪ Net income attributable to common shareholders was $20.6 million, or $0.17 per diluted share. ▪ FFO attributable to common shareholders was $36.2 million, or $0.31 per diluted share. ▪ Core FFO attributable to common shareholders was $53.1 million, or $0.45 per diluted share. Q2 2018 to Q1 2018 Comparison Below are the key highlights regarding quarter over quarter changes in the JBG SMITH portfolio. Operating Assets ▪ Annualized NOI for the operating portfolio for the three months ended June 30, 2018 was $378.5 million, compared to $371.3 million for the three months ended March 31, 2018, at our share. ▪ The operating office portfolio was 87.4% leased and 86.0% occupied as of June 30, 2018, compared to 87.8% and 87.0% as of March 31, 2018. The decreases are due in part to the movement of CEB Tower at Central Place into our recently delivered operating assets during the quarter. The in service operating office portfolio was 88.0% leased and 86.6% occupied as of June 30, 2018, compared to 87.9% leased and 87.0% occupied as of March 31, 2018. ▪ The operating multifamily portfolio was 95.9% leased and 92.6% occupied as of June 30, 2018, compared to 96.1% and 94.2% as of March 31, 2018. The decreases are due in part to the movement of 1221 Van Street into our recently delivered operating assets during the quarter. The in service operating multifamily portfolio was 98.0% leased and 95.0% occupied as of June 30, 2018, compared to 96.1% leased and 94.2% occupied as of March 31, 2018. ▪ The operating other portfolio (excluding the Crystal City Marriott) was 93.4% leased and 91.1% occupied as of June 30, 2018, compared to both 94.2% leased and occupied as of March 31, 2018. ▪ Same store NOI increased 6.2% to $70.2 million for the three months ended June 30, 2018, compared to $66.1 million for the three months ended June 30, 2017. Same store NOI increased 8.0% to $139.5 million for the six months ended June 30, 2018, compared to $129.1 million for the six months ended June 30, 2017. The increase in same store NOI is largely attributable to a reduction in real estate tax expense resulting from real estate tax refunds and reduced assessments, and the expiration of payments associated with the assumption of lease liabilities. The same store pool as of June 30, 2018 includes only the assets that were in service for the entirety of both periods being compared and does not include any JBG Assets. If the JBG Assets that had been in service for the entirety of both periods being compared had been included in the same store pool, the increase in same store NOI in 2018 would have been slightly lower in both periods being compared. See page 53 for the definition of same store. Under Construction ▪ During the quarter ended June 30, 2018, there were eight assets under construction (three office assets, four multifamily assets and one other asset), consisting of 0.5 million square feet and 1,282 units, both at our share. ▪ During the quarter ended June 30, 2018, we delivered Stonebridge at Potomac Town Center-Phase II, a 41,050 square foot building located in Prince William County in Virginia, in which we have a 10.0% ownership interest. This asset delivered ahead of schedule. Near-Term Development ▪ As of June 30, 2018, there were no assets in near-term development. Page 5

COMPANY PROFILE JUNE 30, 2018 (Unaudited) Company Overview Future Development ▪ As of June 30, 2018, there were 42 future development assets consisting of 17.2 million square feet of estimated potential density at our share. Dispositions During the quarter we closed on the sale of three operating office assets. ▪ Sold Summit I and II for $95.0 million. The sale consisted of two 100% occupied office buildings located in Reston, Virginia, including 700,000 square feet of estimated potential development density. In connection with the sale, we repaid the related $59.0 million mortgage loan. We had previously closed on the sale of land and temporary construction easements for $2.2 million in the first quarter. ▪ Sold the Bowen Building, an office building located in Washington, DC, for $140.0 million. In connection with the sale, we repaid $115.0 million of the then outstanding balance on our unsecured revolving credit facility. Executive Officers & Key Employees Company Snapshot as of June 30, 2018 W. Matthew Kelly Chief Executive Officer and Trustee Exchange/ticker NYSE: JBGS Robert A. Stewart Executive Vice Chairman and Trustee Insider ownership * 13.3% David P. Paul President and Chief Operating Officer Indicated annual dividend per share $0.90 Stephen W. Theriot Chief Financial Officer Dividend yield 2.5% James L. Iker Chief Investment Officer Brian P. Coulter Co-Chief Development Officer Total Enterprise Value (dollars in billions, except share price) Kevin P. Reynolds Co-Chief Development Officer Share price $36.47 Steven A. Museles Chief Legal Officer Shares and units outstanding (in millions) 137.74 Patrick J. Tyrrell Chief Administrative Officer Total market capitalization $5.02 Angela F. Valdes Chief Accounting Officer Total consolidated and unconsolidated indebtedness at JBG SMITH share 2.47 Less: cash and cash equivalents at JBG SMITH share (0.28) Net debt $2.19 Total Enterprise Value $7.21 * Represents the percentage of all outstanding common shares of JBG SMITH Properties owned or represented by the Company’s trustees and executive officers as of March 15, 2018 assuming that all of their OP Units are redeemed for shares, but that no other OP Units are redeemed. The percentage of all outstanding common shares of JBG SMITH Properties and OP Units of JBG SMITH Properties LP owned by the Company’s trustees and executive officers as of such date is 11.4%. $ 2,196,731 30.468% Page 6

FINANCIAL HIGHLIGHTS JUNE 30, 2018 (Unaudited) Three Months Ended Six Months Ended dollars in thousands, except per share data June 30, 2018 June 30, 2018 Summary Financial Results Total revenue $ 159,447 $ 322,484 Net income attributable to common shareholders $ 20,574 $ 16,384 Per diluted common share $ 0.17 $ 0.14 NOI $ 94,635 $ 191,082 FFO attributable to operating partnership common units (including units owned by JBG SMITH Properties) $ 42,522 $ 90,811 Per operating partnership common unit $ 0.31 $ 0.66 Core FFO attributable to operating partnership common units (including units owned by JBG SMITH Properties) $ 62,305 $ 123,528 Per operating partnership common unit $ 0.45 $ 0.89 FAD attributable to the operating partnership common units (including units owned by JBG SMITH Properties) $ 57,568 $ 117,514 FAD payout ratio 54.2% 53.1% EBITDA attributable to operating partnership common units (including units owned by JBG SMITH Properties) $ 101,211 $ 174,109 EBITDAre attributable to operating partnership common units (including units owned by JBG SMITH Properties) $ 67,815 $ 140,713 Adjusted EBITDA attributable to operating partnership common units (including units owned by JBG SMITH Properties) $ 87,226 $ 173,348 Net debt / annualized adjusted EBITDA 6.3x 6.3x June 30, 2018 Debt Summary and Key Ratios (at JBG SMITH Share) Total consolidated indebtedness (1) $ 2,033,183 Total consolidated and unconsolidated indebtedness (1) $ 2,473,360 Weighted average interest rates: Variable rate debt 4.44% Fixed rate debt 4.12% Total debt 4.19% Cash and cash equivalents $ 276,629 ____________________ (1) Net of premium/discount and deferred financing costs. Page 7

PORTFOLIO OVERVIEW JUNE 30, 2018 (Unaudited) 100% Share At JBG SMITH Share Annualized Rent per Annualized Square Foot/ Number of Square Feet/ Square Feet/ % Rent Monthly Rent Annualized NOI Assets Units Units Leased (in thousands) Per Unit (1) (in thousands) Operating Office In service 46 13,099,640 11,191,160 88.0% $ 426,913 $ 44.82 $ 275,632 Recently delivered 2 576,917 576,917 76.0% 26,707 61.19 17,532 Total / weighted average 48 13,676,557 11,768,077 87.4% $ 453,620 $ 45.51 $ 293,164 Multifamily In service 14 6,016 4,232 98.0% $ 105,019 $ 2,127 $ 77,536 Recently delivered 1 291 291 63.0% 5,025 2,298 (508) Total / weighted average 15 6,307 4,523 95.9% $ 110,044 $ 2,134 $ 77,028 Other (2) In service 4 764,612 348,242 93.4% $ 2,936 $ 39.17 $ 8,348 14,441,169 SF/ 12,116,319 SF/ % $ $45.46 per SF/ $ Operating - Total / Weighted Average 67 6,307 Units 4,523 Units 89.5 566,600 $2,134 per unit 378,540 Development (3) Under Construction Office (4) 3 773,801 541,902 63.6% Multifamily 4 1,476 1,282 N/A Other 1 41,050 4,105 100.0% 814,851 SF/ 546,007 SF/ % Development - Total 8 1,476 Units 1,282 Units 63.9 Future Development 42 20,654,700 17,212,000 See footnotes on page 9. Page 8

PORTFOLIO OVERVIEW JUNE 30, 2018 (Unaudited) Footnotes (1) For office assets, represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. For multifamily assets, represents monthly multifamily rent divided by occupied units; retail rent is excluded from this metric. For other assets, represents annualized rent divided by occupied square feet; the Crystal City Marriott is excluded from annualized rent per square foot metrics. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced. (2) Includes three standalone retail assets and the Crystal City Marriott, a standalone hotel totaling 266,000 square feet and 345 rooms. The Crystal City Marriott is excluded from percent leased, annualized rent, and annualized rent per square foot metrics. (3) Refer to pages 42-43 for detail on under construction and future development assets. (4) Includes JBG SMITH’s lease for approximately 80,200 square feet at 4747 Bethesda Avenue. Page 9

CONDENSED CONSOLIDATED BALANCE SHEETS JUNE 30, 2018 (Unaudited) June 30, December 31, in thousands 2018 2017 ASSETS Real estate, at cost: Land and improvements $ 1,444,872 $ 1,368,294 Buildings and improvements 3,832,013 3,670,268 Construction in progress, including land 595,063 978,942 5,871,948 6,017,504 Less accumulated depreciation (1,045,632) (1,011,330) Real estate, net 4,826,316 5,006,174 Cash and cash equivalents 239,440 316,676 Restricted cash 22,248 21,881 Tenant and other receivables, net 37,860 46,734 Deferred rent receivable, net 144,837 146,315 Investments in and advances to unconsolidated real estate ventures 368,308 261,811 Other assets, net 273,722 263,923 Assets held for sale 2,218 8,293 TOTAL ASSETS $ 5,914,949 $ 6,071,807 LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY Liabilities: Mortgages payable, net $ 1,906,402 $ 2,025,692 Revolving credit facility 35,729 115,751 Unsecured term loan, net 96,833 46,537 Accounts payable and accrued expenses 130,431 138,607 Other liabilities, net 126,265 161,277 Total liabilities 2,295,660 2,487,864 Commitments and contingencies Redeemable noncontrolling interests 665,623 609,129 Total equity 2,953,666 2,974,814 TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY $ 5,914,949 $ 6,071,807 _______________ Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018. Page 10

JUNE 30, 2018
(Unaudited)

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

in thousands, except per share data	Three Months Ended June 30,		Six Months Ended June 30,	
	2018	2017	2018	2017
REVENUE				
Property rentals	$ 125,240	$ 100,747	$ 251,891	$ 199,771
Tenant reimbursements	7,967	8,947	18,907	17,488
Third-party real estate services, including reimbursements	24,160	6,794	48,490	13,919
Other income	2,080	1,532	3,196	3,114
Total revenue	159,447	118,020	322,484	234,292
EXPENSES				
Depreciation and amortization	48,117	31,993	97,277	65,775
Property operating	30,416	23,955	61,277	47,736
Real estate taxes	17,509	15,582	37,119	30,754
General and administrative:				
Corporate and other	12,651	11,552	25,362	24,944
Third-party real estate services	21,189	4,486	43,798	9,184
Share-based compensation related to Formation Transaction	9,097	—	18,525	—
Transaction and other costs	3,787	5,237	8,008	11,078
Total operating expenses	142,766	92,805	291,366	189,471
OPERATING INCOME	16,681	25,215	31,118	44,821
Income from unconsolidated real estate ventures, net	3,836	105	1,934	314
Interest and other income, net	513	970	1,086	1,745
Interest expense	(18,027)	(14,586)	(37,284)	(28,504)
Gain on sale of real estate	33,396	—	33,851	—
Loss on extinguishment of debt	(4,457)	—	(4,457)	—
Reduction of gain on bargain purchase	(7,606)	—	(7,606)	—
INCOME BEFORE INCOME TAX (EXPENSE) BENEFIT	24,336	11,704	18,642	18,376
Income tax (expense) benefit	(313)	(363)	595	(717)
NET INCOME	24,023	11,341	19,237	17,659
Net income attributable to redeemable noncontrolling interests	(3,574)	—	(2,980)	—
Net loss attributable to noncontrolling interests	125	—	127	—
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	**$ 20,574**	**$ 11,341**	**$ 16,384**	**$ 17,659**
EARNINGS PER COMMON SHARE:				
Basic	$ 0.17	$ 0.11	$ 0.14	$ 0.18
Diluted	$ 0.17	$ 0.11	$ 0.14	$ 0.18
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING :				
Basic	117,955	100,571	117,955	100,571
Diluted	117,955	100,571	117,955	100,571

Note: For complete financial statements, please refer to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

JBG SMITH

Page 11

UNCONSOLIDATED REAL ESTATE VENTURES JUNE 30, 2018 (Unaudited) in thousands, at JBG SMITH share BALANCE SHEET INFORMATION June 30, 2018 Total real estate, at cost $ 829,157 Less accumulated depreciation (75,093) Real estate, net 754,064 Cash and cash equivalents 37,218 Other assets, net 66,317 Total assets $ 857,599 Mortgage debt payable, net $ 440,177 Other liabilities, net 38,755 Total liabilities $ 478,932 Three Months Ended Six Months Ended OPERATING INFORMATION June 30, 2018 June 30, 2018 Total revenue $ 21,526 40,305 Expenses: Depreciation and amortization 6,295 12,849 Property operating 9,474 17,470 Real estate taxes 2,733 5,328 Total operating expenses 18,502 35,647 Operating income 3,024 4,658 Interest expense (4,416) (8,177) Interest and other income (295) (232) Loss before income tax expense (1,687) (3,751) Income tax expense 3 (10) Net loss (1) $ (1,684) $ (3,761) ____________________ (1) Excludes a basis difference with our unconsolidated real estate partners of $107,000 and $215,000 and preferred returns of $0 and $67,000 for the three and six months ended June 30, 2018. Excludes a $5.4 million gain related to our investment in the real estate venture that owns 1101 17th Street. In June 2018, the mortgage loan payable that was collateralized by 1101 17th Street was refinanced eliminating the principal guaranty provisions that had been included in the prior loan. Distributions and our share of the cumulative earnings of the venture exceeded our investment in the venture by $5.4 million, which resulted in a negative investment balance. After the elimination of the principal guaranty provisions in the prior mortgage loan, we recognized the $5.4 million negative investment balance as income within “Income from unconsolidated real estate ventures, net” in our statements of operations for the three and six months ended June 30, 2018. Page 12

OTHER TANGIBLE ASSETS AND LIABILITIES, NET JUNE 30, 2018 (Unaudited) in thousands, at JBG SMITH share June 30, 2018 Other Tangible Assets, Net (1) Restricted cash $ 27,852 Tenant and other receivables, net 41,595 Other assets, net 47,287 Total Other Tangible Assets, Net $ 116,734 Other Tangible Liabilities, Net (2) Accounts payable and accrued liabilities $ 155,311 Other liabilities 112,569 Total Other Tangible Liabilities, Net $ 267,880 ____________________ (1) Excludes cash and cash equivalents. (2) Excludes debt. Page 13

EBITDA, EBITDAre AND ADJUSTED EBITDA (NON-GAAP) JUNE 30, 2018 (Unaudited) Three Months Ended Six Months Ended dollars in thousands June 30, 2018 June 30, 2018 EBITDA, EBITDAre and Adjusted EBITDA Net income $ 24,023 $ 19,237 Depreciation and amortization expense 48,117 97,277 Interest expense (1) 18,027 37,284 Income tax benefit (expense) 313 (595) Unconsolidated real estate ventures allocated share of above adjustments 10,602 20,777 Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures 129 129 EBITDA $ 101,211 $ 174,109 Gain on sale of operating real estate (33,396) (33,396) EBITDAre $ 67,815 $ 140,713 Gain on sale of non-operating real estate — (455) Transaction and other costs (2) 3,787 8,008 Loss on extinguishment of debt 4,457 4,457 Reduction of gain on bargain purchase 7,606 7,606 Share-based compensation related to Formation Transaction 9,097 18,525 Distributions in excess of our net investment in unconsolidated real estate venture (3) (5,412) (5,412) Unconsolidated real estate ventures allocated share of above adjustments — 30 Allocated share of above adjustments to noncontrolling interests in consolidated real estate ventures (124) (124) Adjusted EBITDA $ 87,226 $ 173,348 Net Debt to Adjusted EBITDA (4) 6.3x 6.3x June 30, 2018 Net Debt (at JBG SMITH Share) Consolidated indebtedness (5) $ 2,033,183 Unconsolidated indebtedness (5) 440,177 Total consolidated and unconsolidated indebtedness 2,473,360 Less: cash and cash equivalents 276,629 Net Debt (at JBG SMITH Share) $ 2,196,731 $ (0.28) ____________________ (1) Interest expense includes the amortization of deferred financing costs and the mark-to-market of interest rate swaps and caps, net of capitalized interest. (2) Includes amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition and dead deal costs. (3) Related to our investment in the real estate venture that owns 1101 17th Street. In June 2018, the mortgage loan payable that was collateralized by 1101 17th Street was refinanced eliminating the principal guaranty provisions that had been included in the prior loan. Distributions and our share of the cumulative earnings of the venture exceeded our investment in the venture by $5.4 million, which resulted in a negative investment balance. After the elimination of the principal guaranty provisions in the prior mortgage loan, we recognized the $5.4 million negative investment balance as income within “Income from unconsolidated real estate ventures, net” in our statements of operations for the three and six months ended June 30, 2018. (4) Adjusted EBITDA for the three months ended June 30, 2018 is annualized by multiplying by four. Adjusted EBITDA for the six months ended June 30, 2018 is annualized by multiplying by two. (5) Net of premium/discount and deferred financing costs. Page 14

FFO, CORE FFO AND FAD (NON-GAAP) JUNE 30, 2018 (Unaudited) Three Months Ended Six Months Ended in thousands, except per share data June 30, 2018 June 30, 2018 FFO and Core FFO Net income attributable to common shareholders $ 20,574 $ 16,384 Net income attributable to redeemable noncontrolling interests 3,574 2,980 Net loss attributable to noncontrolling interests (125) (127) Net income 24,023 19,237 Gain on sale of operating real estate (33,396) (33,396) Real estate depreciation and amortization 45,587 92,226 Pro rata share of real estate depreciation and amortization from unconsolidated real estate ventures 6,179 12,615 Net loss attributable to consolidated real estate ventures 129 129 FFO Attributable to Operating Partnership Common Units $ 42,522 $ 90,811 FFO attributable to redeemable noncontrolling interests (6,299) (13,426) FFO attributable to common shareholders $ 36,223 $ 77,385 FFO attributable to the operating partnership common units $ 42,522 $ 90,811 Gain on sale of non-operating real estate — (455) Transaction and other costs, net of tax (1) 3,394 7,530 Gain from mark-to-market on derivative instruments (432) (1,551) Share of gain from mark-to-market on derivative instruments held by unconsolidated real estate ventures (90) (432) Loss on extinguishment of debt, net of noncontrolling interests 4,333 4,333 Distributions in excess of our net investment in unconsolidated real estate venture (2) (5,412) (5,412) Reduction of gain on bargain purchase 7,606 7,606 Share-based compensation related to Formation Transaction 9,097 18,525 Amortization of management contracts intangible, net of tax 1,287 2,573 Core FFO Attributable to Operating Partnership Common Units $ 62,305 $ 123,528 Core FFO attributable to redeemable noncontrolling interests (9,229) (18,266) Core FFO attributable to common shareholders $ 53,076 $ 105,262 FFO per diluted common share $ 0.31 $ 0.66 Core FFO per diluted common share $ 0.45 $ 0.89 Weighted average diluted shares 117,955 117,955 See footnotes on page 16. Page 15

FFO, CORE FFO AND FAD (NON-GAAP)

JUNE 30, 2018
(Unaudited)

in thousands, except per share data		Three Months Ended June 30, 2018		Six Months Ended June 30, 2018
FAD				
Core FFO attributable to the operating partnership common units	$	62,305	$	123,528
Recurring capital expenditures and second generation tenant improvements and leasing commissions		(11,057)		(17,154)
Straight-line and other rent adjustments (3)		(1,216)		(2,291)
Share of straight-line rent from unconsolidated real estate ventures		189		348
Third-party lease liability assumption payments		(619)		(1,091)
Share of third party lease liability assumption payments for unconsolidated real estate ventures		—		(50)
Share-based compensation expense		5,941		10,217
Amortization of debt issuance costs		1,201		2,365
Share of amortization of debt issuance costs from unconsolidated real estate ventures		66		135
Non-real estate depreciation and amortization		758		1,507
FAD available to the Operating Partnership Common Units (A)	**$**	**57,568**	**$**	**117,514**
Distributions to common shareholders and unitholders (4) (B)	$	31,197	$	62,394
FAD Payout Ratio (B÷A) (5)		54.2%		53.1%
Capital Expenditures				
Maintenance and recurring capital expenditures	$	3,989	$	6,672
Share of maintenance and recurring capital expenditures from unconsolidated real estate ventures		250		1,399
Second generation tenant improvements and leasing commissions		6,273		8,166
Share of second generation tenant improvements and leasing commissions from unconsolidated real estate ventures		545		917
Recurring capital expenditures and second generation tenant improvements and leasing commissions		11,057		17,154
First generation tenant improvements and leasing commissions		6,676		10,861
Share of first generation tenant improvements and leasing commissions from unconsolidated real estate ventures		1,391		2,386
Non-recurring capital expenditures		3,765		7,131
Share of non-recurring capital expenditures from unconsolidated joint ventures		142		762
Non-recurring capital expenditures		11,974		21,140
Total JBG SMITH Share of Capital Expenditures	**$**	**23,031**	**$**	**38,294**

(1) Includes amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition and dead deal costs.
(2) Related to our investment in the real estate venture that owns 1101 17th Street. In June 2018, the mortgage loan payable that was collateralized by 1101 17th Street was refinanced eliminating the principal guaranty provisions that had been included in the prior loan. Distributions and our share of the cumulative earnings of the venture exceeded our investment in the venture by$5.4 million, which resulted in a negative investment balance. After the elimination of the principal guaranty provisions in the prior mortgage loan, we recognized the $5.4 million negative investment balance as income within "Income from unconsolidated real estate ventures, net" in our statements of operations for the three and six months ended June 30, 2018.
(3) Includes straight-line rent, above/below market lease amortization and lease incentive amortization.
(4) In August 2018, our Board of Trustees declared a dividend of $0.225 per share, payable on August 27, 2018.
(5) The FAD payout ratio on a quarterly basis is not necessarily indicative of an amount for the full year due to fluctuation in timing of capital expenditures, the commencement of new leases and the seasonality of our operations. The FAD payout ratio for the three and six months ended December 31, 2017 was 84.9% and 73.8%.

JBG SMITH

Page 16

THIRD-PARTY ASSET MANAGEMENT AND REAL ESTATE SERVICES BUSINESS (NON-GAAP)

JUNE 30, 2018
(Unaudited)

dollars in thousands, at JBG SMITH share

	Three Months Ended June 30, 2018			
	Source of Revenue			
	JBG SMITH JV Partner [1]	Legacy JBG Funds	Third-Party Management	Total
Service Revenue				
Property management fees	$ 1,735	$ 1,365	$ 2,439	$ 5,539
Asset management fees	550	3,109	—	3,659
Leasing fees	345	246	886	1,477
Development fees	480	1,281	762	2,523
Construction management fees	200	128	752	1,080
Other service revenue	179	(14)	703	868
Total Revenue [2]	**$ 3,489**	**$ 6,115**	**$ 5,542**	**$ 15,146**
Pro Rata adjusted general and administrative expense: third-party real estate services [3]				(10,395)
Total Services Revenue Less Allocated General and Administrative Expenses [4]				**$ 4,751**

(1) Service revenues from joint ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the fees we earned from each consolidated and unconsolidated real estate venture.

(2) Included in "third-party real estate services, including reimbursements" in our consolidated statement of operations are $8.7 million of reimbursement revenue and $0.3 million of service revenue from our economic interest in consolidated and unconsolidated real estate ventures that are excluded from this table.

(3) Our personnel perform services for wholly owned properties and properties we manage on behalf of real estate ventures, legacy JBG funds and third-parties.

We allocate personnel and other costs to wholly owned properties (included in "property operating expenses" and "general and administrative expense: corporate and other" in our consolidated statement of operations) and to properties owned by the real estate ventures, legacy JBG funds and third parties (included in "general and administrative expense: third-party real estate services" in our consolidated statement of operations) using estimates of the time spent performing services related to properties in the respective portfolios and other allocation methodologies.

Allocated general and administrative expenses related to real estate ventures are calculated on an asset-by-asset basis by applying our real estate venture partners' respective economic interests to the total general and administrative expenses allocated to each asset. See "pro rata adjusted general and administrative expenses" on the next page for a reconciliation of "G&A: third-party real estate services" to "Pro Rata adjusted general and administrative expense: third-party real estate services."

(4) Services revenue, excluding reimbursement revenue and service revenue from our economic interest in consolidated and unconsolidated real estate ventures, less allocated general and administrative expenses. Management uses this measure as a supplemental performance measure for its third-party asset management and real estate services business and believes it provides useful information to investors because it reflects only those revenue and expense items incurred by the Company and can be used to assess the profitability of the third-party asset management and real estate services business.

JBG SMITH

Page 17

PRO RATA ADJUSTED GENERAL AND ADMINISTRATIVE EXPENSES JUNE 30, 2018 (NON-GAAP) (Unaudited) dollars in thousands Three Months Ended June 30, 2018 Adjustments Per Statement Pro Rata of Operations A B C D Adjusted General and Administrative Expenses Corporate and other $ 12,651 $ — $ — $ 1,173 $ (43) $ 13,781 Third-party real estate services 21,189 — (9,621) (1,173) — 10,395 Share-based compensation related to Formation Transaction 9,097 (9,097) — — — — Total $ 42,937 $ (9,097) $ (9,621) $ — $ (43) $ 24,176 _______________ Adjustment Explanations: A - Removes share-based compensation related to the Formation Transaction. B - Removes $8.7 million of G&A expenses reimbursed by third-party owners of real estate we manage and $0.9 million of other expenses related to revenue which has been excluded from Service Revenue on page 17. Revenue from reimbursements is included in "Third-party real estate services, including reimbursements" in our consolidated statement of operations. C - Reflects an adjustment to allocate our share of G&A expenses of unconsolidated real estate ventures from "Third-party real estate services" to "Corporate and other" and our consolidated real estate venture partners' share of G&A expenses from "Corporate and other" to "Third-party real estate services." D - Reflects the adjustment to capitalize G&A expenses related to "Corporate and other" allocation in Adjustment C. Page 18

OPERATING ASSETS

JUNE 30, 2018
(Unaudited)

dollars in thousands, at JBG SMITH share

	% Occupied	Q2 2018 NOI	Annualized NOI	Plus: Signed But Not Yet Commenced Leases	Plus: Lease Up of Recently Delivered Assets [1]	Adjusted Annualized NOI
Office						
DC	94.6%	$ 20,237	$ 80,948	$ 2,125	$ —	$ 83,073
VA	84.1%	51,096	204,384	5,145	—	209,529
MD	78.6%	1,958	7,832	1,208	—	9,040
Total / weighted average	86.0%	$ 73,291	$ 293,164	$ 8,478	$ —	$ 301,642
Multifamily						
DC	85.1%	$ 4,935	$ 19,740	$ 698	$ 3,018	$ 23,456
VA	95.1%	12,716	50,864	—	—	50,864
MD	95.2%	1,606	6,424	11	—	6,435
Total / weighted average	92.6%	$ 19,257	$ 77,028	$ 709	$ 3,018	$ 80,755
Other [2]						
Total / weighted average	91.1%	$ 2,087	$ 8,348	$ 11	$ —	$ 8,359
Total / Weighted Average	**87.7%**	**$ 94,635**	**$ 378,540**	**$ 9,198**	**$ 3,018**	**$ 390,756**

(1) Incremental multifamily revenue of a recently delivered multifamily asset calculated as the product of units available for occupancy up to 95.0% occupancy and the weighted average monthly market rent per unit as of June 30, 2018, multiplied by 12. Excludes potential revenue from vacant retail space in recently delivered multifamily assets.

(2) Includes three standalone retail assets and the Crystal City Marriott, a standalone hotel totaling 266,000 square feet and 345 rooms. The Crystal City Marriott is excluded from the percent occupied metric.

JBG SMITH

Page 19

SUMMARY & SAME STORE NOI (NON-GAAP)

JUNE 30, 2018
(Unaudited)

dollars in thousands

		100% Share	At JBG SMITH Share					
						NOI for the Three Months Ended June 30,		
	Number of Assets	Square Feet/ Units	Square Feet/ Units	% Leased [1]	% Occupied [1]	2018	2017	% Change
Same Store [2]								
DC	8	2,604,761 SF/ 283 Units	1,863,068 SF/ 283 Units	97.0%	96.4%	$ 18,240	$ 16,667	9.4 %
VA	26	7,466,508 SF/ 2,151 Units	7,466,508 SF/ 2,151 Units	87.7%	83.5%	51,502	48,438	6.3 %
MD	1	214,250 SF	214,250 SF	92.9%	93.4%	444	1,005	(55.8)%
Total / weighted average	35	10,285,519 SF/ 2,434 Units	9,543,826 SF/ 2,434 Units	89.5%	86.2%	$ 70,186	$ 66,110	6.2 %
Non-Same Store								
DC	11	1,375,655 SF/ 1,549 Units	719,790 SF/ 865 Units	88.0%	89.4%	$ 6,999	$ 7,085	(1.2)%
VA	12	2,392,444 SF/ 1,045 Units	1,549,375 SF/ 734 Units	91.1%	87.2%	14,330	10,266	39.6 %
MD	9	387,551 SF/ 1,279 Units	303,328 SF/ 490 Units	87.9%	67.0%	3,120	3,200	(2.5)%
Total / weighted average	32	4,155,650 SF/ 3,873 Units	2,572,493 SF/ 2,089 Units	89.5%	85.4%	$ 24,449	$ 20,551	19.0 %
Total Operating Portfolio								
DC	19	3,980,416 SF/ 1,832 Units	2,582,858 SF/ 1,148 Units	93.3%	94.5%	$ 25,239	$ 23,752	6.3 %
VA	38	9,858,952 SF/ 3,196 Units	9,015,883 SF/ 2,885 Units	88.4%	84.1%	65,832	58,704	12.1 %
MD	10	601,801 SF/ 1,279 Units	517,578 SF/ 490 Units	89.1%	78.6%	3,564	4,205	(15.2)%
Operating Portfolio - Total / Weighted Average	**67**	**14,441,169 SF/ 6,307 Units**	**12,116,319 SF/ 4,523 Units**	**89.5%**	**87.7%**	**$ 94,635**	**$ 86,661**	**9.2 %**

Note: Includes financial information for the JBG Assets as if the July 18, 2017 acquisition of the JBG Assets had been completed as of the beginning of the periods presented.

(1) The Crystal City Marriott is excluded from the percent leased and percent occupied metrics.
(2) Same store refers to the pool of assets that were in service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared. No JBG Assets are included in the same store pool.

JBG SMITH

Page 20

SUMMARY & SAME STORE NOI (NON-GAAP)

JUNE 30, 2018
(Unaudited)

dollars in thousands		100% Share	At JBG SMITH Share					
						NOI for the Six Months Ended June 30,		
	Number of Assets	Square Feet/ Units	Square Feet/ Units	% Leased [1]	% Occupied [1]	2018	2017	% Change
Same Store [2]								
DC	8	2,604,761 SF/ 283 Units	1,863,068 SF/ 283 Units	97.0%	96.4%	$ 36,925	$ 31,944	15.6 %
VA	26	7,466,508 SF/ 2,151 Units	7,466,508 SF/ 2,151 Units	87.7%	83.5%	101,275	95,141	6.4 %
MD	1	214,250 SF	214,250 SF	92.9%	93.4%	1,304	2,039	(36.0)%
Total / weighted average	35	10,285,519 SF/ 2,434 Units	9,543,826 SF/ 2,434 Units	89.5%	86.2%	$ 139,504	$ 129,124	8.0 %
Non-Same Store								
DC	11	1,375,655 SF/ 1,549 Units	719,790 SF/ 865 Units	88.0%	89.4%	$ 15,458	$ 13,588	13.8 %
VA	12	2,392,444 SF/ 1,045 Units	1,549,375 SF/ 734 Units	91.1%	87.2%	29,735	19,687	51.0 %
MD	9	387,551 SF/ 1,279 Units	303,328 SF/ 490 Units	87.9%	67.0%	6,385	6,887	(7.3)%
Total / weighted average	32	4,155,650 SF/ 3,873 Units	2,572,493 SF/ 2,089 Units	89.5%	85.4%	$ 51,578	$ 40,162	28.4 %
Total Operating Portfolio								
DC	19	3,980,416 SF/ 1,832 Units	2,582,858 SF/ 1,148 Units	93.3%	94.5%	$ 52,383	$ 45,532	15.0 %
VA	38	9,858,952 SF/ 3,196 Units	9,015,883 SF/ 2,885 Units	88.4%	84.1%	131,010	114,828	14.1 %
MD	10	601,801 SF/ 1,279 Units	517,578 SF/ 490 Units	89.1%	78.6%	7,689	8,926	(13.9)%
Operating Portfolio - Total / Weighted Average	**67**	**14,441,169 SF/ 6,307 Units**	**12,116,319 SF/ 4,523 Units**	**89.5%**	**87.7%**	**$ 191,082**	**$ 169,286**	**12.9 %**

See footnotes on page 20.

JBG SMITH

Page 21

SUMMARY NOI (NON-GAAP)

JUNE 30, 2018
(Unaudited)

dollars in thousands

	NOI for the Three Months Ended June 30, 2018 at JBG SMITH Share					
	Consolidated [6]	Unconsolidated	Office [6]	Multifamily	Other	Total
Number of operating assets	48	19	48	15	4	67
Property rentals [1]	$ 113,810	$ 12,079	$ 97,018	$ 26,653	$ 2,218	$ 125,889
Tenant expense reimbursement	7,887	2,230	8,425	1,584	108	10,117
Other revenue	9,670	1,323	9,038	1,938	17	10,993
Total revenue	131,367	15,632	114,481	30,175	2,343	146,999
Operating expenses	(44,856)	(6,602)	(40,289)	(10,913)	(256)	(51,458)
Ground rent expense	(901)	(5)	(901)	(5)	—	(906)
Total expenses	(45,757)	(6,607)	(41,190)	(10,918)	(256)	(52,364)
NOI [1]	**$ 85,610**	**$ 9,025**	**$ 73,291**	**$ 19,257**	**$ 2,087**	**$ 94,635**
Annualized NOI	**$ 342,440**	**$ 36,100**	**$ 293,164**	**$ 77,028**	**$ 8,348**	**$ 378,540**
Additional Information						
Free rent (at 100% share)	$ 6,293	$ 1,329	$ 6,626	$ 904	$ 92	$ 7,622
Free rent (at JBG SMITH share)	$ 6,293	$ 288	$ 6,012	$ 519	$ 50	$ 6,581
Annualized free rent (at JBG SMITH share) [2]	$ 25,172	$ 1,152	$ 24,048	$ 2,076	$ 200	$ 26,324
Payments associated with assumed lease liabilities (at 100% share)	$ 619	$ —	$ 619	$ —	$ —	$ 619
Payments associated with assumed lease liabilities (at JBG SMITH share)	$ 619	$ —	$ 619	$ —	$ —	$ 619
Annualized payments associated with assumed lease liabilities (at JBG SMITH share)[3]	$ 2,476	$ —	$ 2,476	$ —	$ —	$ 2,476
% occupied (at JBG SMITH share) [4]	87.2%	93.2%	86.0%	92.6%	91.1%	87.7%
Annualized base rent of signed leases, not commenced (at 100% share) [5]	$ 9,010	$ 1,084	$ 9,221	$ 758	$ 115	$ 10,094
Annualized base rent of signed leases, not commenced (at JBG SMITH share) [5]	$ 9,010	$ 188	$ 8,478	$ 709	$ 11	$ 9,198

(1) Property rentals and NOI exclude management fees, straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. See definition of NOI on page 52.
(2) Represents JBG SMITH share of free rent for the three months ended June 30, 2018 multiplied by four.
(3) Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended June 30, 2018 multiplied by four.
(4) The Crystal City Marriott is excluded from the percent occupied metric.
(5) Represents monthly base rent before free rent and straight line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of June 30, 2018.
(6) Includes $3.1 million of annualized NOI from the Bowen Building, which was sold in May 2018.

JBG SMITH

Page 22

SUMMARY NOI - OFFICE (NON-GAAP)

JUNE 30, 2018
(Unaudited)

dollars in thousands

	NOI for the Three Months Ended June 30, 2018 at JBG SMITH Share					
	Consolidated [5]	Unconsolidated	DC [5]	VA	MD	Total
Number of operating assets	36	12	13	30	5	48
Property rentals [1]	$ 87,410	$ 9,608	$ 26,707	$ 67,019	$ 3,292	$ 97,018
Tenant expense reimbursement	6,367	2,058	5,111	3,221	93	8,425
Other revenue	7,885	1,153	2,443	5,944	651	9,038
Total revenue	101,662	12,819	34,261	76,184	4,036	114,481
Operating expenses	(34,551)	(5,738)	(13,824)	(24,596)	(1,869)	(40,289)
Ground rent expense	(901)	—	(200)	(492)	(209)	(901)
Total expenses	(35,452)	(5,738)	(14,024)	(25,088)	(2,078)	(41,190)
NOI [1]	**$ 66,210**	**$ 7,081**	**$ 20,237**	**$ 51,096**	**$ 1,958**	**$ 73,291**
Annualized NOI	**$ 264,840**	**$ 28,324**	**$ 80,948**	**$ 204,384**	**$ 7,832**	**$ 293,164**
Additional Information						
Free rent (at 100% share)	$ 5,802	$ 824	$ 1,747	$ 4,709	$ 170	$ 6,626
Free rent (at JBG SMITH share)	$ 5,802	$ 210	$ 1,300	$ 4,560	$ 152	$ 6,012
Annualized free rent (at JBG SMITH share) [2]	$ 23,208	$ 840	$ 5,200	$ 18,240	$ 608	$ 24,048
Payments associated with assumed lease liabilities (at 100% share)	$ 619	$ —	$ —	$ 619	$ —	$ 619
Payments associated with assumed lease liabilities (at JBG SMITH share)	$ 619	$ —	$ —	$ 619	$ —	$ 619
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) [3]	$ 2,476	$ —	$ —	$ 2,476	$ —	$ 2,476
% occupied (at JBG SMITH share)	85.4%	93.1%	94.6%	84.1%	78.6%	86.0%
Annualized base rent of signed leases, not commenced (at 100% share) [4]	$ 8,312	$ 909	$ 2,832	$ 5,181	$ 1,208	$ 9,221
Annualized base rent of signed leases, not commenced (at JBG SMITH share) [4]	$ 8,312	$ 166	$ 2,125	$ 5,145	$ 1,208	$ 8,478

(1) Property rentals and NOI exclude management fees, straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. See definition of NOI on page 52.
(2) Represents JBG SMITH share of free rent for the three months ended June 30, 2018 multiplied by four.
(3) Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended June 30, 2018 multiplied by four.
(4) Represents monthly base rent before free rent and straight line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of June 30, 2018.
(5) Includes $3.1 million of annualized NOI from the Bowen Building, which was sold in May 2018.

JBG SMITH

Page 23

SUMMARY NOI - MULTIFAMILY (NON-GAAP)

JUNE 30, 2018
(Unaudited)

dollars in thousands

NOI for the Three Months Ended June 30, 2018 at JBG SMITH Share

	Consolidated	Unconsolidated	DC	VA	MD	Total
Number of operating assets	9	6	5	5	5	15
Property rentals [1]	$ 24,460	$ 2,193	$ 7,335	$ 16,927	$ 2,391	$ 26,653
Tenant expense reimbursement	1,492	92	465	1,046	73	1,584
Other revenue	1,771	167	522	1,297	119	1,938
Total revenue	27,723	2,452	8,322	19,270	2,583	30,175
Operating expenses	(10,133)	(780)	(3,387)	(6,554)	(972)	(10,913)
Ground rent expense	—	(5)	—	—	(5)	(5)
Total expenses	(10,133)	(785)	(3,387)	(6,554)	(977)	(10,918)
NOI [1]	**$ 17,590**	**$ 1,667**	**$ 4,935**	**$ 12,716**	**$ 1,606**	**$ 19,257**
Annualized NOI	**$ 70,360**	**$ 6,668**	**$ 19,740**	**$ 50,864**	**$ 6,424**	**$ 77,028**
Additional Information						
Free rent (at 100% share)	$ 446	$ 458	$ 375	$ 209	$ 320	$ 904
Free rent (at JBG SMITH share)	$ 446	$ 73	$ 303	$ 192	$ 24	$ 519
Annualized free rent (at JBG SMITH share) [2]	$ 1,784	$ 292	$ 1,212	$ 768	$ 96	$ 2,076
Payments associated with assumed lease liabilities (at 100% share)	$ —	$ —	$ —	$ —	$ —	$ —
Payments associated with assumed lease liabilities (at JBG SMITH share)	$ —	$ —	$ —	$ —	$ —	$ —
Annualized payments associated with assumed lease liabilities (at JBG SMITH share) [3]	$ —	$ —	$ —	$ —	$ —	$ —
% occupied (at JBG SMITH share)	92.5%	93.8%	85.1%	95.1%	95.2%	92.6%
Annualized base rent of signed leases, not commenced (at 100% share) [4]	$ 698	60	$ 698	—	60	$ 758
Annualized base rent of signed leases, not commenced (at JBG SMITH share) [4]	$ 698	11	$ 698	—	11	$ 709

(1) Property rentals and NOI exclude management fees, straight-line rent adjustments, and other GAAP adjustments, and include payments associated with assumed lease liabilities. See definition of NOI on page 52.
(2) Represents JBG SMITH share of free rent for the three months ended June 30, 2018 multiplied by four.
(3) Represents JBG SMITH's share of payments associated with assumed lease liabilities for the three months ended June 30, 2018 multiplied by four.
(4) Represents monthly base rent before free rent and straight line rent adjustments, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Includes only leases for office and retail spaces that were vacant as of June 30, 2018.

JBG SMITH

Page 24

NOI RECONCILIATIONS (NON-GAAP)

JUNE 30, 2018
(Unaudited)

dollars in thousands

	Three Months Ended June 30,		Six Months Ended June 30,	
	2018	2017	2018	2017
Net income attributable to common shareholders	$ 20,574	$ 11,341	$ 16,384	$ 17,659
Add:				
Depreciation and amortization expense	48,117	31,993	97,277	65,775
General and administrative expense:				
Corporate and other	12,651	11,552	25,362	24,944
Third-party real estate services	21,189	4,486	43,798	9,184
Share-based compensation related to Formation Transaction	9,097	—	18,525	—
Transaction and other costs	3,787	5,237	8,008	11,078
Interest expense	18,027	14,586	37,284	28,504
Loss on extinguishment of debt	4,457	—	4,457	—
Reduction of gain on bargain purchase	7,606	—	7,606	—
Income tax expense (benefit)	313	363	(595)	717
Net income attributable to redeemable noncontrolling interests	3,574	—	2,980	—
Less:				
Third-party real estate services, including reimbursements	24,160	6,794	48,490	13,919
Other income	2,080	1,532	3,196	3,114
Income from unconsolidated real estate ventures, net	3,836	105	1,934	314
Interest and other income, net	513	970	1,086	1,745
Gain on sale of real estate	33,396	—	33,851	—
Net loss attributable to noncontrolling interests	125	—	127	—
Consolidated NOI	85,282	70,157	172,402	138,769
NOI attributable to consolidated JBG Assets [(1)]	—	11,345	—	22,395
Proportionate NOI attributable to unconsolidated JBG Assets [(1)]	—	4,141	—	7,856
Proportionate NOI attributable to unconsolidated real estate ventures	9,011	3,157	18,227	5,358
Non-cash rent adjustments [(2)]	(1,237)	(2,080)	(2,333)	(6,097)
Other adjustments [(3)]	1,579	(59)	2,786	1,005
Total adjustments	9,353	16,504	18,680	30,517
NOI	**$ 94,635**	**$ 86,661**	**$ 191,082**	**$ 169,286**
Non-same store NOI [(4)]	**24,449**	**20,551**	**51,578**	**40,162**
Same store NOI [(5)]	**$ 70,186**	**$ 66,110**	**$ 139,504**	**$ 129,124**
Growth in same store NOI	6.2%		8.0%	
Number of properties in same store pool	35		35	

(1) Includes financial information for the JBG Assets as if the July 18, 2017 acquisition of the JBG Assets had been completed as of the beginning of the period presented.
(2) Adjustment to exclude straight-line rent, above/below market lease amortization and lease incentive amortization.
(3) Adjustment to include other income and payments associated with assumed lease liabilities related to operating properties, and exclude incidental income generated by development assets and commercial lease termination revenue.
(4) Includes the results for properties that were not owned, operated and in service for the entirety of both periods being compared and properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.
(5) Includes the results of the properties that are owned, operated and in service for the entirety of both periods being compared except for properties for which significant redevelopment, renovation or repositioning occurred during either of the periods being compared.

JBG SMITH

Page 25

LEASING ACTIVITY - OFFICE JUNE 30, 2018 (Unaudited) square feet in thousands Three Months Ended June 30, 2018 Six Months Ended June 30, 2018 Square feet leased: At 100% share 356 711 At JBG SMITH share 319 641 Initial rent (1) $ 54.01 $ 50.66 Straight-line rent (2) $ 55.52 $ 52.26 Weighted average lease term (years) 8.6 8.0 Weighted average free rent period (months) 7.8 6.3 Second generation space: 83 217 Square feet 236 424 Cash basis: Initial rent (1) $ 54.33 $ 51.09 Prior escalated rent $ 59.52 $ 54.83 % change (8.7)% (6.8)% GAAP basis: Straight-line rent (2) $ 55.80 $ 51.88 Prior straight-line rent $ 54.54 $ 50.87 % change 2.3% 2.0 % Tenant improvements: Per square foot $ 64.31 $ 55.54 Per square foot per annum $ 7.46 $ 6.97 % of initial rent 13.8% 13.8 % Leasing commissions: Per square foot $ 17.54 $ 15.32 Per square foot per annum $ 2.03 $ 1.92 % of initial rent 3.8% 3.8% ___________________ Note: At JBG SMITH share, unless otherwise indicated. The leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of rental revenue in accordance with GAAP. Second generation space represents square footage that had not been vacant for more than nine months. (1) Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot but are included in the GAAP basis deferred rent per square foot. (2) Represents the GAAP basis weighted average rent per square foot that is recognized over the term of the respective leases, and includes the effect of free rent and fixed step-ups in rent. Page 26

NET EFFECTIVE RENT - OFFICE

JUNE 30, 2018
(Unaudited)

square feet in thousands, dollars per square feet, at JBG SMITH share	Trailing Five Quarter Average	Three Months Ended June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Square feet	337	319	322	558	206	283
Weighted average lease term (years)	7.9	8.6	7.3	7.9	7.0	8.4
Initial rent [(1)]	$ 48.83	$ 54.01	$ 47.35	$ 45.07	$ 43.08	$ 54.65
Base rent per annum [(2)]	$ 61.02	$ 67.85	$ 54.35	$ 56.14	$ 49.73	$ 77.01
Tenant improvements per annum	(6.63)	(7.46)	(6.40)	(5.91)	(6.67)	(6.72)
Leasing commissions per annum	(1.93)	(2.03)	(1.79)	(1.72)	(1.87)	(2.22)
Free rent per annum	(4.53)	(4.05)	(5.89)	(4.52)	(3.59)	(4.62)
Net Effective Rent	**$ 47.93**	**$ 54.31**	**$ 40.27**	**$ 44.00**	**$ 37.60**	**$ 63.45**
DC						
Square feet	82	175	50	39	27	117
Initial rent [(1)]	$ 58.03	$ 66.29	$ 53.92	$ 45.53	$ 49.76	$ 74.63
Net effective rent	$ 55.37	$ 64.65	$ 45.79	$ 37.47	$ 47.98	$ 80.97
VA						
Square feet	215	115	250	380	172	159
Initial rent [(1)]	$ 41.07	$ 38.20	$ 44.08	$ 40.28	$ 41.95	$ 40.85
Net effective rent	$ 33.76	$ 30.43	$ 35.07	$ 36.71	$ 35.47	$ 31.11
MD						
Square feet	40	28	22	139	6	7
Initial rent [(1)]	$ 49.27	$ 42.70	$ 69.26	$ 58.03	$ 45.06	$ 31.29
Net effective rent	$ 44.97	$ 37.38	$ 64.96	$ 54.29	$ 38.93	$ 29.26

Note: Leasing activity and related statistics are based on leases signed during the period and are not intended to coincide with the commencement of rental revenue in accordance with GAAP. Second generation space represents square footage that had not been vacant for more than nine months.

(1) Represents the cash basis weighted average starting rent per square foot, which is generally indicative of market rents. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent. Most leases include free rent and periodic step-ups in rent which are not included in the initial cash basis rent per square foot.

(2) Represents the weighted average base rent before free rent, plus estimated tenant reimbursements that is recognized over the term of the respective leases, including the effect of fixed step-ups in rent, divided by square feet, and divided by years of lease term. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to base rent. Tenant reimbursements are estimated by escalating tenant reimbursements as of the respective reporting period, or management's estimate thereof, by 2.75% annually through the lease expiration year.

JBG SMITH

Page 27

LEASE EXPIRATIONS

JUNE 30, 2018
(Unaudited)

		At JBG SMITH Share					
Year of Lease Expiration	Number of Leases	Square Feet	% of Total Square Feet	Annualized Rent (in thousands)	% of Total Annualized Rent	Annualized Rent Per Square Foot	Estimated Annualized Rent Per Square Foot at Expiration [1]
Month-to-Month	61	87,412	0.8%	$ 1,350	0.3%	$ 15.44	$ 15.44
2018	111	611,482	5.9%	26,551	5.8%	43.42	43.76
2019	170	1,138,386	11.0%	50,948	11.0%	44.75	45.74
2020	169	1,297,145	12.5%	58,185	12.6%	44.86	46.60
2021	131	1,057,571	10.2%	48,863	10.6%	46.20	49.36
2022	110	1,357,328	13.1%	60,241	13.1%	44.38	47.20
2023	86	553,339	5.3%	21,849	4.7%	39.49	43.93
2024	67	655,465	6.3%	30,469	6.6%	46.48	53.25
2025	50	433,498	4.2%	18,071	3.9%	41.69	48.18
2026	64	327,450	3.2%	14,100	3.1%	43.06	51.21
Thereafter	147	2,863,665	27.5%	130,924	28.3%	45.72	58.43
Total / Weighted Average	**1,166**	**10,382,741**	**100.0%**	**$ 461,551**	**100.0%**	**$ 44.45**	**$ 50.19**

Note: Includes all leases signed as of June 30, 2018 for office and retail space within JBG SMITH's operating portfolio.

(1) Represents monthly base rent before free rent, plus tenant reimbursements, as of lease expiration multiplied by 12 and divided by square feet. Triple net leases are converted to a gross basis by adding tenant reimbursements to monthly base rent. Tenant reimbursements at lease expiration are estimated by escalating tenant reimbursements as of June 30, 2018, or management's estimate thereof, by 2.75% annually through the lease expiration year.

JBG SMITH

Page 28

SIGNED BUT NOT YET COMMENCED LEASES

JUNE 30, 2018
(Unaudited)

in thousands

		At JBG SMITH Share						
		Estimated Rent [1] for the Quarter Ending						Total Annualized Estimated Rent Thereafter [3]
Assets	**C/U** [2]	**September 30, 2018**	**December 31, 2018**	**March 31, 2019**	**June 30, 2019**	**September 30, 2019**	**December 31, 2019**	
Office								
Operating	C	$ 323	$ 1,151	$ 2,078	$ 2,078	$ 2,078	$ 2,078	$ 8,312
Operating	U	24	24	42	42	42	42	166
Under construction [4]	C	—	—	—	—	695	2,837	13,615
Under construction	U	—	—	309	1,021	1,069	1,389	8,108
Total		$ 347	$ 1,175	$ 2,429	$ 3,141	$ 3,884	$ 6,346	$ 30,201
Multifamily								
Operating	C	—	71	86	116	175	175	698
Operating	U	1	3	3	3	3	3	11
Under construction	C	—	—	—	39	146	206	2,215
Under construction	U	—	—	—	—	—	—	356
Total		$ 1	$ 74	$ 89	$ 158	$ 324	$ 384	$ 3,280
Other								
Operating	U	$ 1	$ 3	$ 3	$ 3	$ 3	$ 3	$ 11
Total		$ 1	$ 3	$ 3	$ 3	$ 3	$ 3	$ 11
Total		**$ 349**	**$ 1,252**	**$ 2,521**	**$ 3,302**	**$ 4,211**	**$ 6,733**	**$ 33,492**

Note: Includes only leases for office and retail spaces that were vacant as of June 30, 2018.

(1) Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is estimated to commence, multiplied by the applicable number of months for each quarter based on the lease's estimated commencement date. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent.

(2) "C" denotes a consolidated interest. "U" denotes an unconsolidated interest.

(3) Represents contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease is expected to commence, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to monthly base rent.

(4) Total Annualized Estimated Rent for the quarter ending September 30, 2019, the quarter ending December 31, 2019 and Total Annualized Estimated Rent Thereafter include contractual revenue of $0.4 million, $1.1 million and $4.6 million from JBG SMITH's lease at 4747 Bethesda Avenue.

JBG SMITH

Page 29

TENANT CONCENTRATION

JUNE 30, 2018
(Unaudited)

dollars in thousands

	Tenant	Number of Leases	At JBG SMITH Share: Square Feet	% of Total Square Feet	Annualized Rent	% of Total Annualized Rent
1	U.S. Government (GSA)	68	2,524,579	24.3%	$ 99,975	21.7%
2	The Corporate Executive Board Company	1	348,847	3.4%	21,629	4.7%
3	Family Health International	5	320,791	3.1%	15,949	3.5%
4	Lockheed Martin Corporation	3	274,361	2.6%	13,132	2.8%
5	Arlington County	4	240,066	2.3%	11,625	2.5%
6	Greenberg Traurig LLP	1	115,315	1.1%	8,904	1.9%
7	Accenture LLP	2	130,716	1.3%	7,371	1.6%
8	Baker Botts	2	85,090	0.8%	6,862	1.5%
9	Public Broadcasting Service	2	140,885	1.4%	5,811	1.3%
10	WeWork	1	122,271	1.2%	5,553	1.2%
11	Cooley LLP	5	71,541	0.7%	5,550	1.2%
12	Evolent Health LLC	1	90,905	0.9%	4,814	1.0%
13	RTKL Associates Inc	2	64,003	0.6%	4,389	1.0%
14	DRS Tech Inc dba Finmeccanica	2	92,834	0.9%	4,179	0.9%
15	National Consumer Cooperative	2	87,243	0.8%	3,985	0.9%
16	Conservation Intl. Foundation	1	86,996	0.8%	3,949	0.9%
17	Chemonics International	4	100,025	1.0%	3,947	0.9%
18	U.S. Green Building Council	1	54,675	0.5%	3,799	0.8%
19	The Int'l Justice Mission	1	74,833	0.7%	3,768	0.8%
20	Cushman & Wakefield U.S. Inc	1	58,641	0.6%	3,703	0.8%
	Other	1,057	5,298,124	51.0%	222,657	48.1%
	Total	**1,166**	**10,382,741**	**100.0%**	**$ 461,551**	**100.0%**

Note: Includes all in-place leases as of June 30, 2018 for office and retail space within JBG SMITH's operating portfolio.

JBG SMITH

Page 30

INDUSTRY DIVERSITY JUNE 30, 2018 (Unaudited) dollars in thousands At JBG SMITH Share Number of % of Total Annualized % of Total Industry Leases Square Feet Square Feet Rent Annualized Rent 1 Government 86 2,845,807 27.4% $ 115,187 25.0% 2 Government Contractors 131 1,792,866 17.3% 79,539 17.2% 3 Business Services 166 1,556,352 15.0% 76,680 16.6% 4 Member Organizations 98 984,692 9.5% 46,651 10.1% 5 Legal Services 51 485,283 4.7% 31,391 6.8% 6 Health Services 68 426,215 4.1% 18,339 4.0% 7 Real Estate 53 392,134 3.8% 17,861 3.9% 8 Food and Beverage 139 265,417 2.6% 14,304 3.1% 9 Communications 21 244,257 2.4% 9,608 2.1% 10 Educational Services 22 192,657 1.9% 8,294 1.8% Other 331 1,197,061 11.3% 43,697 9.4% Total 1,166 10,382,741 100.0% $ 461,551 100.0% _______________ Note: Includes all in-place leases as of June 30, 2018 for office and retail space within JBG SMITH's operating portfolio. Page 31

PORTFOLIO SUMMARY JUNE 30, 2018 (Unaudited) Estimated Potential Number Rentable Number of Development of Assets Square Feet Units (1) Density (2) Wholly Owned Operating 48 14,662,034 4,199 — Under construction 2 512,714 256 — Future development 26 — — 16,437,200 Total 76 15,174,748 4,455 16,437,200 Real Estate Ventures Operating 19 5,312,476 2,108 — Under construction 6 1,610,959 1,220 — Future development 16 — — 4,217,500 Total 41 6,923,435 3,328 4,217,500 Total Portfolio 117 22,098,183 7,783 20,654,700 Total Portfolio (at JBG SMITH Share) 117 17,638,324 5,805 17,212,000 ____________________ Note: At 100% share, unless otherwise indicated. (1) For assets under construction, represents estimated number of units based on current design plans. (2) Includes estimated potential office, multifamily and retail development density. Page 32

PROPERTY TABLE - OFFICE

JUNE 30, 2018
(Unaudited)

Office Assets	Submarket	% Ownership	C/U [1]	Same Store [2]: Q2 2017-2018 / YTD 2017-2018	Year Built / Renovated	Total Square Feet	Office Square Feet	Retail Square Feet	% Leased	Office % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Office Annualized Rent Per Square Foot [3]	Retail Annualized Rent Per Square Foot [4]
DC														
Universal Buildings	Uptown	100.0 %	C	Y / Y	1956 / 1990	686,966	568,890	91,075	97.7 %	98.8 %	99.6 %	$ 32,203	$ 48.36	$ 52.57
2101 L Street	CBD	100.0 %	C	Y / Y	1975 / 2007	380,375	346,588	31,320	98.1 %	99.0 %	92.6 %	25,686	70.12	54.95
1730 M Street [5]	CBD	100.0 %	C	Y / Y	1964 / 1998	205,360	196,757	8,018	92.5 %	92.2 %	100.0 %	8,702	45.73	49.11
1233 20th Street	CBD	100.0 %	C	N / N	1984 / 2003	151,165	149,625	—	87.1 %	87.1 %	—	6,037	46.18	—
Executive Tower	East End	100.0 %	C	Y / Y	2001 / 2016	129,831	124,580	4,293	93.1 %	79.9 %	88.6 %	8,129	79.68	51.20
1600 K Street	CBD	100.0 %	C	N / N	1950 / 2000	84,601	69,620	12,391	98.6 %	98.3 %	100.0 %	4,331	51.03	65.58
L'Enfant Plaza Office-East [5]	Southwest	49.0 %	U	N / N	1972 / 2012	437,518	396,579	—	89.6 %	90.6 %	—	16,770	46.32	—
L'Enfant Plaza Office-North	Southwest	49.0 %	U	N / N	1969 / 2014	305,153	279,848	19,474	84.7 %	85.9 %	85.9 %	11,438	46.43	16.56
L'Enfant Plaza Retail [5]	Southwest	49.0 %	U	N / N	1968 / 2014	143,614	16,596	102,765	77.6 %	100.0 %	78.9 %	4,804	36.36	50.93
The Warner	East End	55.0 %	U	Y / Y	1924 / 2012	585,040	526,276	57,182	98.1 %	99.6 %	85.6 %	40,103	74.00	26.26
Investment Building	East End	5.0 %	U	Y / Y	1924 / 2001	401,380	375,840	18,140	92.0 %	91.8 %	100.0 %	26,193	71.55	76.06
The Foundry	Georgetown	9.9 %	U	N / N	1973 / 2017	226,172	216,505	6,854	95.3 %	89.2 %	100.0 %	9,085	45.38	40.88
1101 17th Street	CBD	55.0 %	U	Y / Y	1964 / 1999	215,809	200,813	9,758	95.1 %	94.8 %	82.7 %	9,790	48.10	67.76
VA														
Courthouse Plaza 1 and 2 [5]	Clarendon/ Courthouse	100.0 %	C	Y / Y	1989 / 2013	639,377	575,435	57,193	91.7 %	90.9 %	100.0 %	$ 26,717	$ 47.01	$ 34.52
2345 Crystal Drive	Crystal City	100.0 %	C	Y / Y	1988 / N/A	507,332	498,320	4,206	81.7 %	81.9 %	100.0 %	18,958	45.89	39.01
2121 Crystal Drive	Crystal City	100.0 %	C	Y / Y	1985 / 2006	505,754	505,349	405	95.3 %	95.3 %	—	23,145	48.04	—
1550 Crystal Drive [6]	Crystal City	100.0 %	C	Y / Y	1980 / 2001	480,572	450,411	19,931	87.6 %	80.2 %	100.0 %	14,849	38.96	38.19
2231 Crystal Drive	Crystal City	100.0 %	C	Y / Y	1987 / 2009	466,975	416,015	50,960	88.3 %	86.9 %	100.0 %	17,129	42.27	36.42
RTC-West [6]	Reston	100.0 %	C	N / N	1988 / 2014	446,176	445,027	—	91.9 %	91.4 %	—	15,030	36.92	—
2011 Crystal Drive	Crystal City	100.0 %	C	Y / Y	1984 / 2006	444,905	433,247	6,762	90.5 %	82.7 %	100.0 %	16,341	44.43	54.26
2451 Crystal Drive	Crystal City	100.0 %	C	Y / Y	1990 / N/A	402,172	386,182	11,690	70.8 %	69.8 %	100.0 %	11,920	42.52	34.06
Commerce Executive [6]	Reston	100.0 %	C	Y / Y	1987 / 2015	393,527	372,190	16,260	92.0 %	89.2 %	95.2 %	12,467	36.09	27.81
1235 S. Clark Street	Crystal City	100.0 %	C	Y / Y	1981 / 2007	384,026	335,527	48,346	85.3 %	82.1 %	100.0 %	12,332	41.39	19.22
241 18th Street S.	Crystal City	100.0 %	C	Y / Y	1977 / 2013	361,078	330,699	28,457	78.3 %	77.7 %	89.9 %	10,690	38.73	28.85
251 18th Street S.	Crystal City	100.0 %	C	Y / Y	1975 / 2013	342,887	292,984	46,226	99.3 %	98.9 %	98.3 %	13,637	41.19	36.78
1215 S. Clark Street	Crystal City	100.0 %	C	Y / Y	1983 / 2002	336,159	333,546	2,613	100.0 %	100.0 %	100.0 %	10,798	32.12	32.83
201 12th Street S.	Crystal City	100.0 %	C	Y / Y	1987 / N/A	333,838	317,672	12,213	87.6 %	88.2 %	100.0 %	10,445	35.69	36.44
800 North Glebe Road	Ballston	100.0 %	C	N / N	2012 / N/A	305,039	277,397	26,247	99.5 %	100.0 %	100.0 %	14,833	49.07	46.57
1225 S. Clark Street	Crystal City	100.0 %	C	Y / Y	1982 / 2013	283,812	270,757	12,850	50.5 %	48.1 %	100.0 %	5,140	37.53	19.35
2200 Crystal Drive	Crystal City	100.0 %	C	Y / Y	1968 / 2006	282,920	282,920	—	45.6 %	45.6 %	—	4,931	38.19	—

JBG SMITH

Page 33

PROPERTY TABLE - OFFICE

JUNE 30, 2018
(Unaudited)

Office Assets	Submarket	% Ownership	C/U [1]	Same Store [2]: Q2 2017-2018 / YTD 2017-2018	Year Built / Renovated	Total Square Feet	Office Square Feet	Retail Square Feet	% Leased	Office % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Office Annualized Rent Per Square Foot [3]	Retail Annualized Rent Per Square Foot [4]
1901 South Bell Street	Crystal City	100.0 %	C	Y / Y	1968 / 2008	277,003	275,079	1,924	100.0 %	100.0 %	100.0 %	$ 11,152	$ 40.53	$ 2.26
2100 Crystal Drive	Crystal City	100.0 %	C	Y / Y	1968 / 2006	249,281	249,281	—	98.8 %	98.8 %	—	10,167	41.30	—
200 12th Street S.	Crystal City	100.0 %	C	Y / Y	1985 / 2013	202,736	202,736	—	86.7 %	83.1 %	—	7,263	43.10	—
2001 Jefferson Davis Highway	Crystal City	100.0 %	C	Y / Y	1967 / N/A	160,887	159,754	—	65.8 %	64.2 %	—	3,529	34.40	—
Crystal City Shops at 2100	Crystal City	100.0 %	C	Y / Y	1968 / 2006	79,755	—	78,245	68.4 %	—	68.1 %	923	—	17.00
Wiehle Avenue Office Building [6]	Reston	100.0 %	C	N / N	1984 / N/A	30,627	30,237	—	100.0 %	100.0 %	—	752	24.69	—
1800 South Bell Street [5]	Crystal City	100.0 %	C	N / N	1969 / 2007	74,701	49,792	24,479	100.0 %	100.0 %	100.0 %	2,597	47.80	8.53
Crystal Drive Retail	Crystal City	100.0 %	C	Y / Y	2003 / N/A	56,965	—	56,965	100.0 %	—	100.0 %	2,855	—	50.12
Pickett Industrial Park	Eisenhower Avenue	10.0 %	U	N / N	1973 / N/A	246,145	246,145	—	89.7 %	89.7 %	—	3,491	15.81	—
Rosslyn Gateway-North	Rosslyn	18.0 %	U	N / N	1996 / 2014	144,483	125,320	12,754	82.5 %	84.9 %	96.0 %	4,705	40.88	28.69
Rosslyn Gateway-South	Rosslyn	18.0 %	U	N / N	1961 / N/A	105,723	94,477	7,584	82.8 %	85.9 %	40.4 %	2,186	25.16	44.75
MD														
7200 Wisconsin Avenue	Bethesda CBD	100.0 %	C	N / N	1986 / 2015	271,207	250,650	16,662	77.0 %	66.1 %	82.2 %	$ 8,936	$ 49.61	$ 50.69
One Democracy Plaza* [5]	Bethesda-Rock Spring	100.0 %	C	Y / Y	1987 / 2013	214,250	210,993	2,138	92.9 %	93.4 %	100.0 %	6,365	31.96	31.76
4749 Bethesda Avenue Retail	Bethesda CBD	100.0 %	C	N / N	2016 / N/A	13,633	—	13,633	—	—	—	—	—	—
11333 Woodglen Drive	Rockville Pike Corridor	18.0 %	U	N / N	2004 / N/A	62,875	54,077	8,573	97.6 %	97.2 %	100.0 %	2,225	35.11	43.82
NoBe II Office [6]	Rockville Pike Corridor	18.0 %	U	N / N	1965 / 2005	39,836	31,402	8,434	61.9 %	51.7 %	100.0 %	624	22.92	29.86
Total / Weighted Average						**13,099,640**	**11,972,138**	**937,020**	**88.3 %**	**87.2 %**	**90.5 %**	**$ 510,403**	**$ 45.62**	**$ 38.68**
Recently Delivered														
VA														
CEB Tower at Central Place [5]	Rosslyn	100.0 %	C	N / N	2018 / N/A	536,892	525,150	11,742	75.8 %	74.3 %	100.0 %	24,593	61.19	60.70
RTC - West Retail	Reston	100.0 %	C	N / N	2017 / N/A	40,025	—	40,025	78.1 %	—	78.1 %	2,114	—	67.64
Total / Weighted Average						**576,917**	**525,150**	**51,767**	**76.0 %**	**74.3 %**	**83.0 %**	**$ 26,707**	**61.19**	**$ 65.75**
Operating - Total / Weighted Average						**13,676,557**	**12,497,288**	**988,787**	**87.8 %**	**86.7 %**	**90.1 %**	**$ 537,110**	**$ 46.18**	**$ 39.99**

JBG SMITH

Page 34

PROPERTY TABLE - OFFICE

JUNE 30, 2018
(Unaudited)

Office Assets	Submarket	% Ownership	C/U [1]	Same Store [2]: Q2 2017-2018 / YTD 2017-2018	Year Built / Renovated	Total Square Feet	Office Square Feet	Retail Square Feet	% Leased	Office % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Office Annualized Rent Per Square Foot [3]	Retail Annualized Rent Per Square Foot [4]
Under Construction														
DC														
1900 N Street [6] [7]	CBD	55.0 %	U			271,433	258,931	12,502	29.6 %					
L'Enfant Plaza Office-Southeast	Southwest	49.0 %	U			215,185	215,185	—	74.3 %					
MD														
4747 Bethesda Avenue [8]	Bethesda CBD	100.0 %	C			287,183	281,020	6,163	77.4 %					
Under Construction - Total / Weighted Average						**773,801**	**755,136**	**18,665**	**59.8 %**					
Total / Weighted Average						**14,450,358**	**13,252,424**	**1,007,452**	**86.3 %**					
Totals at JBG SMITH Share														
In service assets						11,191,160	10,267,462	790,517	88.0 %	86.6 %	91.4 %	$ 426,913	$ 44.82	$ 37.72
Recently delivered assets						576,917	525,150	51,767	76.0 %	74.3 %	83.0 %	26,707	61.19	65.75
Operating assets						11,768,077	10,792,612	842,284	87.4 %	86.0 %	90.9 %	453,620	45.51	39.29
Under construction assets						541,902	528,862	13,039	63.6 %					

Number of Assets and Total Square Feet Reconciliation

Operating Assets	Number of Assets	At 100% Share Square Feet	At JBG SMITH Share Square Feet
Q1 2018	50	13,718,695	11,803,599
Placed into service	1	536,892	536,892
Dispositions [9]	(3)	(515,520)	(515,520)
Out-of-service adjustment	—	(64,055)	(57,422)
Building re-measurements	—	545	528
Q2 2018	48	13,676,557	11,768,077

See footnotes on page 36.

JBG SMITH

Page 35

PROPERTY TABLE - OFFICE

JUNE 30, 2018
(Unaudited)

Footnotes

Note: At 100% share. Excludes our 10% subordinated interests in five commercial buildings held through a real estate venture in which we have no economic interest.

* Not Metro-Served.

(1) "C" denotes a consolidated interest. "U" denotes an unconsolidated interest.

(2) "Y" denotes an asset as same store and "N" denotes an asset as non-same store.

(3) Represents annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric. Occupied office square footage may differ from leased office square footage because leased office square footage includes leases that have been signed but have not yet commenced.

(4) Represents annualized retail rent divided by occupied retail square feet. Occupied retail square footage may differ from leased retail square footage because leased retail square footage includes leases that have been signed but have not yet commenced.

(5) The following assets are subject to ground leases:

Office Asset	Ground Lease Expiration Date
1730 M Street	4/30/2061
L'Enfant Plaza Office - East	11/23/2064
L'Enfant Plaza Retail	11/23/2064
Courthouse Plaza 1 and 2	1/19/2062
One Democracy Plaza	11/17/2084
CEB Tower at Central Place*	6/2/2102
1900 N Street**	5/31/2106

* We have an option to purchase the ground lease at a fixed price.

** Only a portion of the asset is subject to a ground lease.

(6) The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased, and occupancy metrics in the above table.

Office Asset	In-Service	Not Available for Lease
1550 Crystal Drive	480,572	27,621
RTC - West	446,176	19,911
Commerce Executive	393,527	14,085
Wiehle Avenue Office Building	30,627	46,901
1800 South Bell Street	74,701	146,079
NoBe II Office	39,836	96,983

(7) Ownership percentage reflects expected dilution of JBG SMITH as contributions are funded during the construction of the asset. As of June 30, 2018, JBG SMITH's ownership interest was 87.3%.

(8) Includes JBG SMITH's lease for approximately 80,200 square feet.

(9) In April 2018, we closed on the sale of Summit I and II for $95.0 million. The sale also included approximately 700,000 square feet of estimated potential development density. In May 2018, we closed on the sale of Bowen Building for $140.0 million.

JBG SMITH

Page 36

PROPERTY TABLE - MULTIFAMILY

JUNE 30, 2018
(Unaudited)

Multifamily Assets	Submarket	% Ownership	C/U [1]	Same Store [2]: Q2 2017-2018 / YTD 2017-2018	Year Built / Renovated	Number of Units	Total Square Feet	Multifamily Square Feet	Retail Square Feet	% Leased	Multifamily % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Monthly Rent Per Unit [3][4]	Monthly Rent Per Square Foot [4][5]
DC															
Fort Totten Square	Brookland/Fort Totten	100.0 %	C	N / N	2015 / N/A	345	384,316	253,652	130,664	98.9 %	92.2 %	100.0 %	$ 8,907	$ 1,769	$ 2.41
WestEnd25	West End	100.0 %	C	Y / Y	2009 / N/A	283	273,264	273,264	—	99.0 %	97.5 %	—	11,477	3,465	3.59
The Gale Eckington	H Street/NoMa	5.0 %	U	N / N	2013 / 2017	603	466,716	465,516	1,200	96.1 %	91.9 %	100.0 %	13,726	2,059	2.67
Atlantic Plumbing	U Street/Shaw	64.0 %	U	N / N	2015 / N/A	310	245,527	221,788	23,739	97.0 %	94.8 %	100.0 %	10,305	2,607	3.64
VA															
RiverHouse Apartments	Pentagon City	100.0 %	C	Y / Y	1960 / 2013	1,670	1,322,016	1,319,354	2,662	96.7 %	94.5 %	100.0 %	$ 33,363	$ 1,758	$ 2.23
The Bartlett	Pentagon City	100.0 %	C	N / N	2016 / N/A	699	619,372	577,295	42,077	98.7 %	94.6 %	100.0 %	22,515	2,671	3.23
220 20th Street	Crystal City	100.0 %	C	Y / Y	2009 / N/A	265	271,790	269,913	1,877	98.4 %	96.6 %	83.3 %	7,929	2,567	2.52
2221 South Clark Street	Crystal City	100.0 %	C	Y / Y	1964 / 2016	216	171,080	164,743	—	100.0 %	100.0 %	—	3,450	N/A	N/A
Fairway Apartments*	Reston	10.0 %	U	N / N	1969 / 2005	346	370,850	370,850	—	98.1 %	95.1 %	—	6,478	1,641	1.53
MD															
Falkland Chase-South & West	Downtown Silver Spring	100.0 %	C	N / N	1938 / 2011	268	222,949	222,949	—	99.8 %	94.8 %	—	$ 5,342	$ 1,753	$ 2.11
Falkland Chase-North [6]	Downtown Silver Spring	100.0 %	C	N / N	1938 / 1986	162	106,159	106,159	—	98.9 %	97.5 %	—	2,793	1,473	2.25
Galvan	Rockville Pike Corridor	1.8 %	U	N / N	2015 / N/A	356	390,641	295,033	95,608	93.2 %	89.6 %	96.8 %	10,493	1,812	2.19
The Alaire [7]	Rockville Pike Corridor	18.0 %	U	N / N	2010 / N/A	279	266,497	251,691	14,806	95.3 %	91.0 %	100.0 %	5,829	1,724	1.91
The Terano [6][7]	Rockville Pike Corridor	1.8 %	U	N / N	2015 / N/A	214	195,864	183,496	12,368	93.1 %	87.9 %	76.2 %	4,247	1,759	2.05
Total / Weighted Average						**6,016**	**5,307,041**	**4,975,703**	**325,001**	**97.2 %**	**94.0 %**	**98.1 %**	**$ 146,854**	**$ 2,057**	**$ 2.48**
Recently Delivered															
DC															
1221 Van Street	Ballpark/Southeast	100.0 %	C	N / N	2018 / N/A	291	226,300	202,715	23,585	63.0 %	57.4 %	39.1 %	5,025	2,298	3.30
Operating - Total / Weighted Average						**6,307**	**5,533,341**	**5,178,418**	**348,586**	**95.6 %**	**92.3 %**	**94.1 %**	**$ 151,879**	**$ 2,064**	**$ 2.51**
Under Construction															
DC															
West Half	Ballpark/Southeast	96.5 %	C			465	388,174	346,415	41,759						
965 Florida Avenue [8]	U Street/Shaw	96.1 %	C			433	336,092	290,296	45,796						
Atlantic Plumbing C	U Street/Shaw	100.0 %	C			256	225,531	206,057	19,474						
MD															
7900 Wisconsin Avenue	Bethesda CBD	50.0 %	U			322	359,025	338,990	20,035						

JBG SMITH

Page 37

PROPERTY TABLE - MULTIFAMILY

JUNE 30, 2018
(Unaudited)

Multifamily Assets	Submarket	% Ownership	C/U [1]	Same Store [2]: Q2 2017-2018 / YTD 2017-2018	Year Built / Renovated	Number of Units	Total Square Feet	Multifamily Square Feet	Retail Square Feet	% Leased	Multifamily % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Monthly Rent Per Unit [3] [4]	Monthly Rent Per Square Foot [4] [5]
Under Construction - Total						**1,476**	**1,308,822**	**1,181,758**	**127,064**						
Total						**7,783**	**6,842,163**	**6,360,176**	**475,650**						

Totals at JBG SMITH Share

	Number of Units	Total Square Feet	Multifamily Square Feet	Retail Square Feet	% Leased	Multifamily % Occupied	Retail % Occupied	Annualized Rent (in thousands)	Monthly Rent Per Unit	Monthly Rent Per Square Foot
In service assets	4,232	3,647,031	3,443,552	197,142	98.0 %	95.0 %	99.8 %	$ 105,019	$ 2,127	$ 2.60
Recently delivered assets	291	226,300	202,715	23,585	63.0 %	57.4 %	39.1 %	5,025	2,298	3.30
Operating assets	4,523	3,873,331	3,646,267	220,727	95.9 %	92.6 %	93.3 %	110,044	2,134	2.63
Under construction assets	1,282	1,102,668	988,860	113,808						

Number of Assets and Total Square Feet/Units Reconciliation

Operating Assets	Number of Assets	At 100% Share Square Feet/Units	At JBG SMITH Share Square Feet/Units
Q1 2018	14	5,307,041 SF/ 6,016 Units	3,647,031 SF/ 4,232 Units
Placed into service	1	226,300 SF/ 291 Units	226,300 SF/ 291 Units
Out-of-service adjustment	—	—	—
Building re-measurements	—	—	—
Q2 2018	15	5,533,341 SF/ 6,307 Units	3,873,331 SF/ 4,523 Units

Leasing Activity - Multifamily

	Number of Assets	Number of Units	Monthly Rent Per Unit [3] Q2 2018	Monthly Rent Per Unit Q2 2017	Monthly Rent Per Unit % Change	Multifamily % Occupied Q2 2018	Multifamily % Occupied Q2 2017	Multifamily % Occupied % Change	Annualized Rent (in thousands) Q2 2018	Annualized Rent Q2 2017	Annualized Rent % Change
DC	4	857	$ 2,552	$ 2,630	(3.0)%	94.5%	91.4%	3.1 %	$ 24,798	$ 24,702	0.4%
VA	3	1,970	1,867	1,845	1.2 %	94.8%	95.7%	(0.9)%	41,829	41,733	0.2%
MD	5	490	1,656	1,631	1.5 %	95.2%	95.2%	— %	9,277	9,138	1.5%
Total / Weighted Average	12	3,317	$ 2,012	$ 2,009	0.1 %	94.8%	94.5%	0.3 %	$ 75,904	$ 75,573	0.4%

Note: At JBG SMITH share. Includes both Vornado Included Assets and JBG Assets placed in service prior to April 1, 2017.

See footnotes on page 39.

JBG SMITH

Page 38

PROPERTY TABLE - MULTIFAMILY

JUNE 30, 2018
(Unaudited)

Footnotes

Note: At 100% share.

* Not Metro-Served.

(1) "C" denotes a consolidated interest. "U" denotes an unconsolidated interest.
(2) "Y" denotes an asset as same store and "N" denotes an asset as non-same store.
(3) Represents multifamily rent divided by occupied multifamily units; retail rent is excluded from this metric. Occupied units may differ from leased units because leased units include leases that have been signed but have not yet commenced.
(4) Excludes 2221 South Clark Street (WeLive).
(5) Represents multifamily rent divided by occupied multifamily square feet; retail rent and retail square feet are excluded from this metric. Occupied multifamily square footage may differ from leased multifamily square footage because leased multifamily square footage includes leases that have been signed but have not yet commenced.
(6) The following assets contain space that is held for development or not otherwise available for lease. This out-of-service square footage is excluded from area, leased, and occupancy metrics in the above table.

Multifamily Asset	In-Service	Not Available for Lease
Falkland Chase - North	106,159	13,284
The Terano	195,864	3,904

(7) The following assets are subject to ground leases:

Multifamily Asset	Ground Lease Expiration Date
The Alaire	3/27/2107
The Terano	8/5/2112

(8) Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of June 30, 2018, JBG SMITH's ownership interest was 81.5%.

JBG SMITH

Page 39

PROPERTY TABLE - OTHER

JUNE 30, 2018
(Unaudited)

Other Assets	Submarket	% Ownership	C/U [1]	Same Store [2]: Q2 2017-2018 / YTD 2017-2018	Year Built / Renovated	Total Square Feet [3]	% Leased	% Occupied	Annualized Rent (in thousands)	Annualized Rent Per Square Foot [4]
Retail										
DC										
North End Retail	U Street/Shaw	100.0%	C	N / N	2015 / N/A	27,432	84.7%	84.7%	$ 1,160	$ 49.93
VA										
Vienna Retail*	Vienna	100.0%	C	Y / Y	1981 / N/A	8,547	100.0%	100.0%	420	49.15
Stonebridge at Potomac Town Center-Phase I*	Prince William County	10.0%	U	N / N	2012 / N/A	462,633	97.3%	93.3%	13,559	31.40
Total / Weighted Average						**498,612**	**96.7%**	**93.0%**	**$ 15,139**	**$ 32.66**
Hotel										
VA										
Crystal City Marriott	Crystal City	100.0%	C	Y / Y	1968/2013	266,000 (345 Rooms)				
Operating - Total						**764,612**				
Under Construction										
VA										
Stonebridge at Potomac Town Center-Phase II*	Prince William County	10.0%	U			41,050	100.0%			
Total						**805,662**				
Totals at JBG SMITH Share										
Operating assets						348,242	93.4%	91.1%	$ 2,936	$ 39.17
Under construction assets						4,105	100.0%			

Number of Assets and Total Square Feet Reconciliation

Operating Assets	Number of Assets	At 100% Share Square Feet	At JBG SMITH Share Square Feet
Q1 2018	4	764,612	348,242
Placed into service	—	—	—
Out-of-service adjustment	—	—	—
Building re-measurements	—	—	—
Q2 2018	4	764,612	348,242

See footnotes on page 41.

JBG SMITH

Page 40

PROPERTY TABLE - OTHER JUNE 30, 2018 (Unaudited) Footnotes Note: At 100% share. * Not Metro-Served. (1) “C” denotes a consolidated interest. “U” denotes an unconsolidated interest. (2) “Y” denotes an asset as same store and “N” denotes an asset as non-same store. (3) Does not include over 1.0 million square feet of retail space within our operating and under construction office portfolio and approximately 476,000 square feet of retail space within our operating and under construction multifamily portfolio. (4) Represents annualized rent divided by occupied square feet. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced. Page 41

PROPERTY TABLE - UNDER CONSTRUCTION JUNE 30, 2018 (Unaudited) dollars in thousands, except per square foot data Weighted Schedule (2) At JBG SMITH Share Average Pre-Lease Estimated Rent Per Estimated Estimated Estimated Estimated Estimated % Square % Pre- Square Number of Construction Completion Stabilization Historical Incremental Total Asset Submarket Ownership Feet Leased Foot (1) Units Start Date Date Date Cost (3) Investment Investment Office DC 1900 N Street (4) CBD 55.0% 271,433 29.6% $ 86.71 — Q2 2017 Q2 2020 Q4 2022 $ 98,521 $ 25,368 $ 123,889 L'Enfant Plaza Office - Southeast Southwest 49.0% 215,185 74.3% 54.58 — Q1 2017 Q3 2019 Q2 2021 33,624 13,618 47,242 MD 4747 Bethesda Avenue (5) Bethesda CBD 100.0% 287,183 77.4% 61.27 — Q2 2017 Q4 2019 Q2 2021 82,455 78,165 160,620 Total/weighted average 773,801 59.8% $ 63.37 — Q2 2017 Q4 2019 Q3 2021 $ 214,600 $ 117,151 $ 331,751 Multifamily DC Ballpark/ West Half Southeast 96.5% 388,174 — — 465 Q1 2017 Q1 2020 Q1 2021 115,289 105,038 220,327 965 Florida Avenue (6) U Street/Shaw 96.1% 336,092 — — 433 Q4 2017 Q4 2020 Q1 2022 28,894 123,725 152,619 Atlantic Plumbing C U Street/Shaw 100.0% 225,531 — — 256 Q1 2017 Q4 2019 Q3 2020 99,232 55,980 155,212 MD 7900 Wisconsin Avenue Bethesda CBD 50.0% 359,025 — — 322 Q2 2017 Q3 2020 Q4 2021 35,805 58,610 94,415 Total/weighted average 1,308,822 — — 1,476 Q2 2017 Q2 2020 Q2 2021 $ 279,220 $ 343,353 $ 622,573 Other VA Stonebridge at Potomac Town Prince William Center - Phase II County 10.0% 41,050 100.0% $ 34.90 — Q3 2017 Q2 2018 Q2 2018 1,241 517 1,758 Under Construction - Total / Weighted Average (7) 2,123,673 61.8% $ 61.05 1,476 Q2 2017 Q1 2020 Q2 2021 $ 495,061 $ 461,021 $ 956,082 Office Multifamily Other Total Weighted average projected NOI yield at JBG SMITH share: Estimated total project cost (8) 7.5% 6.4% 6.2% 6.8% Consol 362,908 Estimated total investment 7.3% 6.0% 6.2% 6.4% Unconsol 98,113 Estimated incremental investment 20.6% 10.8% 20.9% 13.3% Estimated Stabilized NOI at JBG SMITH Share (dollars in millions) $ 24.1 $ 37.2 $ 0.1 $ 61.4 ____________________ Note: At 100% share, unless otherwise noted. (1) Based on leases signed as of June 30, 2018 and calculated as contractual monthly base rent before free rent, plus estimated tenant reimbursements for the month in which the lease commences, multiplied by 12. Triple net leases are converted to a gross basis by adding estimated tenant reimbursements to contractual monthly base rent. (2) Average dates are weighted by JBG SMITH share of estimated square feet. (3) Historical cost excludes certain GAAP adjustments, such as capitalized payroll, interest and ground lease costs. See definition of historical cost on page 52. (4) Ownership percentage reflects expected dilution of JBG SMITH as contributions are funded during the construction of the asset. As of June 30, 2018, JBG SMITH's ownership interest was 87.3%. (5) Includes JBG SMITH’s lease for approximately 80,200 square feet. (6) Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of June 30, 2018, JBG SMITH's ownership interest was 81.5%. (7) Multifamily assets are excluded from the % pre-leased and the weighted average pre-lease rent per square foot metrics. (8) Estimated total project cost is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction. Page 42

PROPERTY TABLE - FUTURE DEVELOPMENT

JUNE 30, 2018
(Unaudited)

dollars in thousands, except per square foot data, at JBG SMITH share

Region	Number of Assets	Estimated Potential Development Density (SF) Total	Office	Multifamily	Retail	Estimated Commercial SF / Multifamily Units to be Replaced (1)	Historical Cost (2)	Estimated Remaining Acquisition Cost (3)	Estimated Capitalized Cost of SF / Units to Be Replaced (4)	Estimated Capitalized Cost of Ground Rent Payments (5)	Estimated Total Investment	Estimated Total Investment per SF
Owned												
DC												
DC Emerging	7	1,678,400	312,100	1,357,300	9,000	—	$ 94,331	N/A	$ —	$ —	$ 94,331	$ 56.20
DC Mature	2	336,200	324,400	—	11,800	—	63,315	N/A	—	—	63,315	188.33
	9	2,014,600	636,500	1,357,300	20,800	—	157,646	N/A	—	—	157,646	78.25
VA												
Pentagon City	5	4,572,800	1,429,100	2,999,100	144,600	—	164,329	N/A	—	—	164,329	35.94
Reston	5	3,483,200	1,299,800	1,971,400	212,000	30,627 SF / 15 units	75,270	N/A	8,419	—	83,689	24.03
Crystal City	9	2,982,400	620,000	2,088,200	274,200	74,701 SF	145,582	N/A	24,467	—	170,049	57.02
Other VA	5	951,300	496,400	394,300	60,600	22,203 SF	29,338	N/A	3,737	2,410	35,485	37.30
	24	11,989,700	3,845,300	7,453,000	691,400	127,531 SF / 15 units	414,519	N/A	36,623	2,410	453,552	37.83
MD												
Silver Spring	1	1,276,300	—	1,156,300	120,000	162 units	15,044	N/A	29,267	—	44,311	34.72
Greater Rockville	4	126,500	19,200	88,600	18,700	7,170 SF	3,616	N/A	—	718	4,334	34.26
	5	1,402,800	19,200	1,244,900	138,700	7,170 SF / 162 units	18,660	N/A	29,267	718	48,645	34.68
Total / weighted average	38	15,407,100	4,501,000	10,055,200	850,900	134,701 SF / 177 units	$ 590,825	N/A	$ 65,890	$ 3,128	$ 659,843	$ 42.83
Optioned (6)												
DC												
DC Emerging	3	1,793,600	78,800	1,498,900	215,900	—	$ 18,694	$ 25,506	$ —	$ 71,113	$ 115,313	$ 64.29
VA												
Other VA	1	11,300	—	10,400	900	—	50	995	—	—	1,045	92.48
Total / weighted average	4	1,804,900	78,800	1,509,300	216,800	—	$ 18,744	$ 26,501	$ —	$ 71,113	$ 116,358	$ 64.47
Total / Weighted Average	**42**	**17,212,000**	**4,579,800**	**11,564,500**	**1,067,700**	**134,701 SF / 177 units**	**$ 609,569**	**$ 26,501**	**$ 65,890**	**$ 74,241**	**$ 776,201**	**$ 45.10**

(1) Represents management's estimate of the total office and/or retail rentable square feet and multifamily units that would need to be redeveloped to access some of the estimated potential development density.
(2) Historical cost includes certain intangible assets, such as option and transferable density rights values; and excludes certain GAAP adjustments, such as capitalized payroll, interest and ground lease costs. See definition of historical cost on page 52.
(3) Represents management's estimate of remaining deposits, option payments, and option strike prices as of June 30, 2018.
(4) Capitalized value of estimated commercial square feet / multifamily units to be replaced, which generated approximately $1.0 million of NOI for the three months ended June 30, 2018 (included in the NOI of the applicable operating segment), at a 6.0% capitalization rate. NoBe II Office's annualized NOI is excluded from this calculation.
(5) Capitalized value of stabilized annual ground rent payments associated with leasehold assets at a 5.0% capitalization rate. Two owned parcels and one optioned parcel are leasehold interests with estimated annual stabilized ground rent payments totaling $3.7 million.
(6) As of June 30, 2018, the weighted average remaining term for the optioned future development assets is 6.0 years.

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DISPOSITION & RECAPITALIZATION ACTIVITY JUNE 30, 2018 (Unaudited) Disposition Activity: dollars in thousands, at JBG SMITH share Total Square Feet/ Estimated Potential Ownership Development Gross Sales Net Cash Assets Percentage Segment Location Date Disposed Density Price Proceeds Book Gain Q1 2018 Summit - MWAA 100.0% Future Development Reston, VA February 13, 2018 — $ 2,154 $ 2,154 $ 455 Q2 2018 284,118 / Summit I and II / Summit Land (1) 100.0% Office Reston, VA April 3, 2018 700,000 $ 95,000 $ 35,240 $ 6,189 Bowen Building 100.0% Office Washington, DC May 1, 2018 231,402 140,000 136,488 27,207 515,520 / Q2 2018 dispositions 700,000 $ 235,000 $ 171,728 $ 33,396 Total 515,520 / $ 237,154 $ 173,882 $ 33,851 700,000 Recapitalization Activity: On February 26, 2018, JBG SMITH closed a joint venture with Canadian Pension Plan Investment Board (CPPIB) to recapitalize 1900 N Street, an Under Construction office asset consisting of approximately 271,000 square feet in the CBD of Washington, DC. CPPIB will commit approximately $101 million for a 45% interest based on a total capitalization of approximately $225 million. _______________ (1) In connection with the sale, we repaid the related $59.0 million mortgage loan. Page 44

DEBT SUMMARY

JUNE 30, 2018
(Unaudited)

dollars in thousands, at JBG SMITH share	2018	2019	2020	2021	2022	Thereafter	Total
Consolidated and Unconsolidated Principal Balance							
Unsecured Debt:							
Revolving credit facility ($1 billion commitment)	$ —	$ —	$ —	$ 35,729	$ —	$ —	$ 35,729
Term loans ($400 million commitment)	—	—	—	—	—	100,000	100,000
Total unsecured debt	—	—	—	35,729	—	100,000	135,729
Secured Debt:							
Consolidated principal balance	287,832	225,690	107,720	98,672	327,500	863,312	1,910,726
Unconsolidated principal balance	680	119,110	32,449	—	74,300	214,929	441,468
Total secured debt	288,512	344,800	140,169	98,672	401,800	1,078,241	2,352,194
Total Consolidated and Unconsolidated Principal Balance	$ 288,512	$ 344,800	$ 140,169	$ 134,401	$ 401,800	$ 1,178,241	$ 2,487,923
% of total debt maturing	11.6%	13.9%	5.6%	5.4%	16.2%	47.3%	100.0%
% floating rate (1)	62.9%	87.8%	14.2%	26.6%	—	0.7%	22.0%
% fixed rate (2)	37.1%	12.2%	85.8%	73.4%	100.0%	99.3%	78.0%
Weighted Average Interest Rates							
Variable rate	—	4.65%	5.68%	3.19%	—	3.91%	4.44%
Fixed rate	3.66%	4.38%	3.55%	4.88%	3.94%	4.21%	4.12%
Total Weighted Average Interest Rates	**1.36%**	**4.62%**	**3.85%**	**4.43%**	**3.94%**	**4.21%**	**4.19%**

	Credit Facility			
	Revolving Credit Facility	**Tranche A-1 Term Loan**	**Tranche A-2 Term Loan (5)**	**Total/Weighted Average**
Credit limit	$ 1,000,000	$ 200,000	$ 200,000	$ 1,400,000
Outstanding principal balance	$ 35,729	$ 100,000	$ —	$ 135,729
Letters of credit	$ 5,743	$ —	$ —	$ 5,743
Undrawn capacity	$ 958,528	$ 100,000	$ 200,000	$ 1,258,528
Interest rate spread (3)	1.10%	1.20%	1.55%	1.17%
All-In interest rate (4)	3.19%	3.32%	3.64%	3.29%
Initial maturity date	Jul-21	Jan-23	Jul-24	—
Delayed draw availability period	—	Jul-19	Jul-18	—

(1) Floating rate debt includes floating rate loans with interest rate caps.
(2) Fixed rate debt includes floating rate loans with interest rate swaps.
(3) The interest rate spread for the revolving credit facility excludes a 0.15% facility fee.
(4) The all-in interest rate is inclusive of interest rate swaps. As of June 30, 2018, only the $100 million outstanding balance on the Tranche A-1 Term Loan had been swapped.
(5) In July 2018, we borrowed $200.0 million under the Tranche A-2 Term Loan. We also repaid the outstanding Revolving Credit Facility balance of $35.7 million.

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DEBT BY INSTRUMENT

JUNE 30, 2018
(Unaudited)

dollars in thousands

Asset	% Ownership		Principal Balance	Stated Interest Rate	Interest Rate Hedge	Current Annual Interest Rate [1]	Initial Maturity Date	Extended Maturity Date [2]
Consolidated								
7200 Wisconsin Avenue	100.0%	$	83,130	L + 1.75%	Cap	3.84%	12/23/18	12/23/19
Courthouse Plaza 1 and 2	100.0%		—	L + 1.60%	—	3.69%	05/10/19	05/10/20
RTC - West	100.0%		107,720	L + 1.75%	Swap	3.58%	04/12/20	04/12/21
WestEnd25	100.0%		98,672	4.88%	Fixed	4.88%	06/01/21	06/01/21
Universal Buildings	100.0%		183,485	L + 1.90%	Cap	3.99%	08/12/19	08/12/21
CEB Tower at Central Place [3]	100.0%		204,702	L + 2.45%	Swap	3.66%	11/07/18	11/07/21
The Bartlett	100.0%		220,000	L + 1.70%	Swap	3.79%	06/20/22	06/20/22
Credit Facility - Revolving Credit Facility [4]	100.0%		35,729	L + 1.10%	—	3.19%	07/16/21	07/16/22
Credit Facility -Tranche A-1 Term Loan	100.0%		100,000	L + 1.20%	Swap	3.32%	01/18/23	01/18/23
2121 Crystal Drive	100.0%		137,837	5.51%	Fixed	5.51%	03/01/23	03/01/23
Falkland Chase - South & West	100.0%		41,494	3.78%	Fixed	3.78%	06/01/23	06/01/23
800 North Glebe Road	100.0%		107,500	L + 1.60%	Swap	3.60%	06/30/22	06/30/24
Credit Facility - Tranche A-2 Term Loan [4]	100.0%		—	L + 1.55%	—	3.64%	07/18/24	07/18/24
2101 L Street	100.0%		138,980	3.97%	Fixed	3.97%	08/15/24	08/15/24
1233 20th Street	100.0%		42,205	4.38%	Fixed	4.38%	11/01/19	11/01/24
1215 S. Clark Street, 200 12th Street S., and 251 18th Street S.	100.0%		85,691	7.94%	Fixed	7.94%	01/01/25	01/01/25
RiverHouse Apartments	100.0%		307,710	L + 1.28%	Swap	3.47%	04/01/25	04/01/25
Fort Totten Square	100.0%		73,600	L + 1.35%	Swap	3.77%	05/18/25	05/18/25
1235 S. Clark Street	100.0%		78,000	3.94%	Fixed	3.94%	11/01/27	11/01/27
Total Consolidated Principal Balance			2,046,455					
Premium / (discount) recognized as a result of the Formation Transaction			1,040					
Deferred financing costs - mortgage loans			(5,428)					
Deferred financing costs - credit facility			(8,884)					
Total Consolidated Indebtedness		**$**	**2,033,183**					

Total Consolidated Indebtedness (net of premium / (discount) and deferred financing costs)		
Mortgages payable	$	1,906,402
Revolving credit facility		35,729
Deferred financing costs, net - credit facility (included in other assets)		(5,781)
Unsecured term loan		96,833
Total Consolidated Indebtedness	**$**	**2,033,183**

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Page 46

DEBT BY INSTRUMENT

JUNE 30, 2018
(Unaudited)

dollars in thousands

Asset	% Ownership		Principal Balance	Stated Interest Rate	Interest Rate Hedge	Current Annual Interest Rate (1)	Initial Maturity Date	Extended Maturity Date (2)
Unconsolidated								
The Terano	1.8%	$	37,782	L + 2.35%	—	4.44%	11/08/18	11/08/19
11333 Woodglen Drive	18.0%		13,014	L + 1.90%	Swap	3.52%	01/01/20	01/01/20
Galvan	1.8%		89,500	L + 1.75%	Cap	3.84%	03/06/20	03/06/21
Rosslyn Gateway - North, Rosslyn Gateway - South	18.0%		48,390	L + 2.00%	Cap	3.00%	11/17/19	11/17/21
The Foundry	9.9%		54,998	L + 1.85%	Cap	3.94%	12/12/19	12/12/21
L'Enfant Plaza Office - North, L'Enfant Plaza Office - East, L'Enfant Plaza Retail (5)	49.0%		214,233	L + 3.65%	Cap	5.99%	05/08/19	05/08/22
L'Enfant Plaza Office - Southeast	49.0%		37,355	L + 3.75%	Cap	5.84%	05/08/20	05/08/22
Atlantic Plumbing	64.0%		100,000	L + 1.50%	Swap	5.08%	11/08/22	11/08/22
Stonebridge at Potomac Town Center	10.0%		101,928	L + 1.70%	Swap	3.25%	12/10/20	12/10/22
The Warner	55.0%		273,000	3.65%	Fixed	3.65%	06/01/23	06/01/23
The Alaire	18.0%		48,000	L + 1.82%	Cap	3.91%	03/01/25	03/01/25
1101 17th Street	55.0%		60,000	L + 1.25%	Swap	4.13%	06/13/25	06/13/25
Fairway Apartments	10.0%		47,591	L + 1.60%	Swap	3.70%	07/01/22	07/01/25
7900 Wisconsin Avenue	50.0%		—	4.82%	Fixed	4.82%	07/15/25	07/15/25
The Gale Eckington	5.0%		110,813	L + 1.60%	Swap	3.56%	07/31/22	07/31/25
Pickett Industrial Park	10.0%		23,600	L + 1.45%	Swap	3.56%	09/04/25	09/04/25
Wardman Park	16.7%		124,673	4.77%	Fixed	4.77%	02/01/23	02/01/28
Total Unconsolidated Principal Balance			1,384,877					
Deferred financing costs			(2,734)					
Total Unconsolidated Indebtedness		**$**	**1,382,143**					

Principal Balance at JBG SMITH Share		
Consolidated principal balance at JBG SMITH share	$	2,046,455
Unconsolidated principal balance at JBG SMITH share		441,468
Total Consolidated and Unconsolidated Principal Balance at JBG SMITH Share	$	2,487,923
Indebtedness at JBG SMITH Share (net of premium / (discount) and deferred financing costs)		
Consolidated indebtedness at JBG SMITH Share	$	2,033,183
Unconsolidated indebtedness at JBG SMITH Share		440,177
Total Consolidated and Unconsolidated Indebtedness at JBG SMITH Share	$	2,473,360

(1) June 30, 2018 one-month LIBOR of 2.09% applied to loans which are denoted as floating (no swap) or floating with a cap, except as otherwise noted.
(2) Represents the maturity date based on execution of all extension options. Many of these extensions are subject to lender covenant tests.
(3) The notional amount of the CEB Tower at Central Place interest rate swap as of June 30, 2018 was $106.9 million.
(4) In July 2018, we borrowed $200.0 million under the Tranche A-2 Term Loan. We also repaid the outstanding Revolving Credit Facility balance of $35.7 million.
(5) The base rate for this loan is three-month LIBOR, which was 2.34% as of June 30, 2018.

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CONSOLIDATED REAL ESTATE VENTURES JUNE 30, 2018 (Unaudited) Total Square Asset Type City Submarket % Ownership Feet Akridge West Half Multifamily Washington, DC Ballpark/Southeast 96.5% 388,174 MRP Realty 965 Florida Avenue (1) Multifamily Washington, DC U Street/Shaw 96.1% 336,092 Total Consolidated Real Estate Ventures 724,266 ____________________ Note: Total square feet at 100% share. (1) Ownership percentage reflects expected dilution of JBG SMITH's real estate venture partner as contributions are funded during the construction of the asset. As of June 30, 2018, JBG SMITH's ownership interest was 81.5%. Page 48

UNCONSOLIDATED REAL ESTATE VENTURES
JUNE 30, 2018
(Unaudited)

	Asset Type	City	Submarket	% Ownership	Total Square Feet
Landmark					
L'Enfant Plaza Office - East	Office	Washington, DC	Southwest	49.0%	437,518
L'Enfant Plaza Office - North	Office	Washington, DC	Southwest	49.0%	305,153
L'Enfant Plaza Office - Southeast	Office	Washington, DC	Southwest	49.0%	215,185
L'Enfant Plaza Retail	Office	Washington, DC	Southwest	49.0%	143,614
Rosslyn Gateway - North	Office	Arlington, VA	Rosslyn	18.0%	144,483
Rosslyn Gateway - South	Office	Arlington, VA	Rosslyn	18.0%	105,723
11333 Woodglen Drive	Office	Rockville, MD	Rockville Pike Corridor	18.0%	62,875
NoBe II Office	Office	Rockville, MD	Rockville Pike Corridor	18.0%	39,836
Galvan	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	390,641
The Alaire	Multifamily	Rockville, MD	Rockville Pike Corridor	18.0%	266,497
The Terano	Multifamily	Rockville, MD	Rockville Pike Corridor	1.8%	195,864
NoBe II Land	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	589,000
Rosslyn Gateway - South Land	Future Development	Arlington, VA	Rosslyn	18.0%	498,500
Rosslyn Gateway - North Land	Future Development	Arlington, VA	Rosslyn	18.0%	311,000
L'Enfant Plaza Office - Center	Future Development	Washington, DC	Southwest	49.0%	350,000
Courthouse Metro Land	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	286,500
Courthouse Metro Land - Option	Future Development	Arlington, VA	Clarendon/Courthouse	18.0%	62,500
5615 Fishers Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	106,500
12511 Parklawn Drive	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	6,500
Woodglen	Future Development	Rockville, MD	Rockville Pike Corridor	18.0%	—
					4,517,889
CBREI Venture					
Pickett Industrial Park	Office	Alexandria, VA	Eisenhower Avenue	10.0%	246,145
The Foundry	Office	Washington, DC	Georgetown	9.9%	226,172
The Gale Eckington	Multifamily	Washington, DC	H Street/NoMa	5.0%	466,716
Fairway Apartments	Multifamily	Reston, VA	Reston	10.0%	370,850
Atlantic Plumbing	Multifamily	Washington, DC	U Street/Shaw	64.0%	245,527
Stonebridge at Potomac Town Center - Phase I	Other	Woodbridge, VA	Prince William County	10.0%	462,633
Stonebridge at Potomac Town Center - Phase II	Other	Woodbridge, VA	Prince William County	10.0%	41,050
Stonebridge at Potomac Town Center - Phase III	Future Development	Woodbridge, VA	Prince William County	10.0%	232,700
Fairway Land	Future Development	Reston, VA	Reston	10.0%	526,200
					2,817,993

JBG SMITH
Page 49

UNCONSOLIDATED REAL ESTATE VENTURES JUNE 30, 2018 (Unaudited) % Total Square Asset Type City Submarket Ownership Feet Canadian Pension Plan Investment Board The Warner Office Washington, DC East End 55.0% 585,040 1900 N Street (1) Office Washington, DC CBD 55.0% 271,433 1101 17th Street Office Washington, DC CBD 55.0% 215,809 1,072,282 Forest City Waterfront Station Future Development Washington, DC Southwest 2.5% 662,600 Brandywine 1250 1st Street Future Development Washington, DC NoMa 30.0% 265,800 51 N Street Future Development Washington, DC NoMa 30.0% 177,500 50 Patterson Street Future Development Washington, DC NoMa 30.0% 142,200 585,500 JP Morgan Investment Building Office Washington, DC East End 5.0% 401,380 Berkshire Group 7900 Wisconsin Avenue Multifamily Bethesda, MD Bethesda CBD 50.0% 359,025 CIM Group / Pacific Life Insurance Company Wardman Park Future Development Washington, DC Woodley Park 16.7% — Total Unconsolidated Real Estate Ventures 10,416,669 ____________________ Note: Total square feet at 100% share. (1) Ownership percentage reflects expected dilution of JBG SMITH as contributions are funded during the construction of the asset. As of June 30, 2018, JBG SMITH's ownership interest was 87.3%. Page 50

DEFINITIONS JUNE 30, 2018 Annualized Rent “Annualized rent” is defined as (i) for office and other assets, or the retail component of a mixed-use asset, the in-place monthly base rent before free rent, plus tenant reimbursements as of June 30, 2018, multiplied by 12, with triple net leases converted to a gross basis by adding estimated tenant reimbursements to monthly base rent, and (ii) for multifamily assets, or the multifamily component of a mixed-use asset, the in-place monthly base rent before free rent as of June 30, 2018, multiplied by 12. Annualized rent excludes rent from signed but not yet commenced leases. Annualized Rent Per Square Foot “Annualized rent per square foot” is defined as (i) for office assets, annualized office rent divided by occupied office square feet; annualized retail rent and retail square feet are excluded from this metric, (ii) for multifamily assets, monthly multifamily rent divided by occupied multifamily square feet; annualized retail rent and retail square feet are excluded from this metric, and (iii) for other assets, annualized rent divided by occupied square feet. Occupied square footage may differ from leased square footage because leased square footage includes leases that have been signed but have not yet commenced. Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre") and Adjusted EBITDA Management uses EBITDA and EBITDAre, non-GAAP financial measures, as supplemental operating performance measures and believes they help investors and lenders meaningfully evaluate and compare our operating performance from period-to-period by removing from our operating results the impact of our capital structure (primarily interest charges from our consolidated outstanding debt and the impact of our interest rate swaps) and certain non-cash expenses (primarily depreciation and amortization on our assets). EBITDAre is computed in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines EBITDAre as GAAP net income (loss) adjusted to exclude interest expense, income taxes, depreciation and amortization expenses, gains on sales of depreciated real estate and impairment losses of depreciable real estate, including our share of such adjustments of unconsolidated real estate ventures. These supplemental measures may help investors and lenders understand our ability to incur and service debt and to make capital expenditures. EBITDA and EBITDAre are not substitutes for net income (loss) (computed in accordance with GAAP) and may not be comparable to similarly titled measures used by other companies. “Adjusted EBITDA,” a non-GAAP financial measure, represents EBITDAre adjusted for items we believe are not representative of ongoing operating results, such as non-recurring transaction and other costs, gain (loss) on the extinguishment of debt, gain on sale of non-operating real estate, distributions in excess of our net investment in consolidated real ventures, gain on the bargain purchase of a business and share-based compensation expense related to the Formation Transaction. We believe that adjusting such items not considered part of our comparable operations, provides a meaningful measure to evaluate and compare our performance from period-to-period. Because EBITDA, EBITDAre and Adjusted EBITDA have limitations as analytical tools, we use EBITDA, EBITDAre and Adjusted EBITDA to supplement GAAP financial measures. Additionally, we believe that users of these measures should consider EBITDA, EBITDAre and Adjusted EBITDA in conjunction with net income (loss) and other GAAP measures in understanding our operating results. A reconciliation of net income (loss) to EBITDA, EBITDAre and Adjusted EBITDA is presented on page 14. Estimated Potential Development Density ‘‘Estimated potential development density’’ reflects management’s estimate of developable gross square feet based on our current business plans with respect to real estate owned or controlled as of June 30, 2018. Given timing, zoning requirements and other factors, we make no assurance that estimated potential development density amounts will become actual density to the extent we complete development of assets for which we have made such estimates. Free Rent ‘‘Free rent’’ means the amount of base rent and tenant reimbursements that are abated according to the applicable lease agreement(s). Funds from Operations ("FFO"), Core FFO and Funds Available for Distribution ("FAD") FFO is a non-GAAP financial measure computed in accordance with the definition established by NAREIT. NAREIT defines FFO as “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” "Core FFO" represents FFO adjusted to exclude items (net of tax) which we believe are not representative of ongoing operating results, such as transaction and other costs, gains (or losses) on extinguishment of debt, gain on the bargain purchase of a business, gain on sale of non-operating real estate, distributions in excess of our net investment in consolidated real ventures, share-based compensation expense related to the Formation Transaction, amortization of the management contracts intangible and the mark-to-market of interest rate swaps. "FAD" is a non-GAAP financial measure and represents FFO less recurring tenant improvements, leasing commissions and other capital expenditures, net deferred rent activity, third-party lease liability assumption payments, recurring share-based compensation expense, accretion of acquired below-market leases, net of amortization of acquired above-market leases, amortization of debt issuance costs and other non-cash income and charges. FAD is presented solely as a supplemental disclosure that management believes provides useful information as it relates to our ability to fund dividends. We believe FFO, Core FFO and FAD are meaningful non‑GAAP financial measures useful in comparing our levered operating performance from period-to-period and as compared to similar real estate companies because these non‑GAAP measures exclude real estate depreciation and amortization expense and other non-comparable income and expenses, which implicitly assumes that the value of real estate diminishes predictably over time rather than fluctuating based on market conditions. FFO, Core FFO and FAD do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as a performance Page 51

DEFINITIONS JUNE 30, 2018 measure or cash flow as a liquidity measure. FFO, Core FFO and FAD may not be comparable to similarly titled measures used by other companies. A reconciliation of net income to FFO, Core FFO and FAD is presented on pages 15-16. Future Development “Future development” refers to assets that are development opportunities on which we do not intend to commence construction within 18 months of June 30, 2018 where we (i) own land or control the land through a ground lease or (ii) are under a long-term conditional contract to purchase, or enter into a leasehold interest with respect to land. Historical Cost, Estimated Incremental Investment, Estimated Total Investment and Estimated Total Project Cost “Historical cost” is a non-GAAP measure which includes the total historical cost incurred by JBG SMITH, with respect to the development of an asset, including any acquisition costs, hard costs, soft costs, tenant improvements, leasing costs and other similar costs, but excluding any financing costs, ground rent expenses and capitalized payroll costs incurred as of June 30, 2018. “Estimated incremental investment” means management’s estimate of the remaining cost to be incurred in connection with the development of an asset as of June 30, 2018, including all remaining acquisition costs, hard costs, soft costs, tenant improvements, leasing costs and other similar costs to develop and stabilize the asset but excluding any financing costs, ground rent expenses and capitalized payroll costs. “Estimated total investment” means, with respect to the development of an asset, the sum of the historical cost in such asset and the estimated incremental investment for such asset. "Estimated total project cost" is estimated total investment excluding purchase price allocation adjustments recognized as a result of the Formation Transaction. Actual incremental investment, actual total investment and actual total project cost may differ substantially from our estimates due to numerous factors, including unanticipated expenses, delays in the estimated start and/or completion date, changes in design and other contingencies. In Service ‘‘In service’’ refers to office, multifamily or other assets that are at or above 90% leased or have been operating and collecting rent for more than 12 months as of June 30, 2018. Metro-Served “Metro-served” means locations, submarkets or assets that are generally nearby and within walking distance of a Metro station, defined as being within 0.5 miles of an existing or planned Metro station. Monthly Rent Per Unit For multifamily assets, represents multifamily rent for the month ended June 30, 2018 divided by occupied units; retail rent is excluded from this metric. Near-Term Development ‘‘Near-term development’’ refers to assets that have substantially completed the entitlement process and on which we intend to commence construction within 18 months following June 30, 2018, subject to market conditions. Net Operating Income ("NOI"), Adjusted Annualized NOI, Estimated Stabilized NOI and Projected NOI Yield “NOI” is a non-GAAP financial measure management uses to measure the operating performance of our assets and consists of property-related revenue (which includes base rent, tenant reimbursements and other operating revenue, net of free rent and payments associated with assumed lease liabilities) less operating expenses and ground rent, if applicable. NOI also excludes deferred rent, related party management fees, interest expense, and certain other non-cash adjustments, including the accretion of acquired below-market leases and amortization of acquired above-market leases and below-market ground lease intangibles. Annualized NOI represents NOI for the three months ended June 30, 2018 multiplied by four. Management believes Annualized NOI provides useful information in understanding JBG SMITH’s financial performance over a 12-month period, however, investors and other users are cautioned against attributing undue certainty to our calculation of Annualized NOI. Actual NOI for any 12-month period will depend on a number of factors beyond our ability to control or predict, including general capital markets and economic conditions, any bankruptcy, insolvency, default or other failure to pay rent by one or more of our tenants and the destruction of one or more of our assets due to terrorist attack, natural disaster or other casualty, among others. We do not undertake any obligation to update our calculation to reflect events or circumstances occurring after the date of this Investor Report. There can be no assurance that the annualized NOI shown will reflect JBG SMITH’s actual results of operations over any 12-month period. We also report adjusted annualized NOI which includes signed but not yet commenced leases and incremental revenue from recently delivered assets assuming stabilization. While we believe adjusted annualized NOI provides useful information regarding potential future NOI from our assets, it does not account for any decrease in NOI for lease terminations, defaults or other negative events that could affect NOI and therefore, should not be relied upon as indicative of future NOI. This Investor Report also contains management’s estimate of stabilized NOI and projections of NOI yield for under construction and near-term development assets, which are based on management’s estimates of property-related revenue and operating expenses for each asset. These estimates are inherently uncertain and represent management’s plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. The property-related revenues and operating expenses for our assets may differ materially from the estimates included in this Investor Report. Management’s projections of NOI yield are not projections of JBG SMITH’s overall financial performance or cash flow, and there can be no assurance that the projected NOI yield set forth in this Investor Report will be achieved. Page 52

DEFINITIONS JUNE 30, 2018 “Projected NOI yield” means our estimated stabilized NOI reported as a percentage of (i) estimated total project costs, (ii) estimated total investment and (iii) estimated incremental investment. Actual initial full year stabilized NOI yield may vary from the projected NOI yield based on the actual incremental investment to complete the asset and its actual initial full year stabilized NOI, and there can be no assurance that we will achieve the projected NOI yields described in this Investor Report. The Company does not provide reconciliations for non-GAAP estimates on a future basis, including adjusted annualized NOI and estimated stabilized NOI because it is unable to provide a meaningful or accurate calculation or estimate of reconciling items and the information is not available without unreasonable effort. This inability is due to the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income. Additionally, no reconciliation of projected NOI yield to the most directly comparable GAAP measure is included in this Investor Report because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measures without unreasonable efforts because such data is not currently available or cannot be currently estimated with confidence. Accordingly, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. Management uses each of these measures as supplemental performance measures for its assets and believes they provide useful information to investors because they reflect only those revenue and expense items that are incurred at the asset level, excluding non-cash items. In addition, NOI is considered by many in the real estate industry to be a useful starting point for determining the value of a real estate asset or group of assets. However, because NOI excludes depreciation and amortization and captures neither the changes in the value of our assets that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our assets, all of which have real economic effect and could materially impact the financial performance of our assets, the utility of this measure of the operating performance of our assets is limited. Moreover, our method of calculating NOI may differ from other real estate companies and, accordingly, may not be comparable. NOI should be considered only as a supplement to net operating income (loss) (computed in accordance with GAAP) as a measure of the operating performance of our assets. Percent Leased ‘‘Percent leased’’ is based on leases signed as of June 30, 2018, and is calculated as total rentable square feet less rentable square feet available for lease divided by total rentable square feet expressed as a percentage. Out-of-service square feet are excluded from this calculation. Percent Pre-Leased ‘‘Percent pre-leased’’ is based on leases signed as of June 30, 2018, and is calculated as the estimated rentable square feet leased divided by estimated total rentable square feet expressed as a percentage. Percent Occupied ‘‘Percent occupied’’ is based on occupied rentable square feet/units as of June 30, 2018, and is calculated as (i) for office and retail space, total rentable square feet less unoccupied square feet divided by total rentable square feet, (ii) for multifamily space, total units less the average of the unoccupied units at the beginning and end of the month ended June 30, 2018 divided by total units, expressed as a percentage. Out-of-service square feet are excluded from this calculation. Pro Rata Adjusted General and Administrative (“G&A”) Expenses "Pro Rata Adjusted G&A expenses", a non-GAAP financial measure, represents G&A expenses adjusted for share-based compensation expense related to the Formation Transaction and the G&A expenses of our third-party real estate services and asset management business that are directly reimbursed. We believe that adjusting such items not considered part of our comparable operations provides a meaningful measure to assess our G&A expenses as compared to similar real estate companies and in general. Recently Delivered “Recently delivered” refers to assets that have been delivered within the 12 months ended June 30, 2018. Same Store and Non-Same Store “Same store” refers to the pool of assets that were in service for the entirety of both periods being compared, except for assets for which significant redevelopment, renovation, or repositioning occurred during either of the periods being compared. No JBG Assets are included in the same store pool. “Non-same store” refers to all operating assets excluded from the same store pool. Second Generation Lease “Second generation lease” is a lease on space that had been vacant for less than nine months. Signed But Not Yet Commenced Leases “Signed but not yet commenced leases” means leases for assets in JBG SMITH’s portfolio that, as of June 30, 2018, have been executed but for which the contractual lease term had not yet begun, and no rental payments had yet been charged to the tenant. Page 53

DEFINITIONS JUNE 30, 2018 Square Feet ‘‘Square feet’’ or ‘‘SF’’ refers to the area that can be rented to tenants, defined as (i) for office and other assets, rentable square footage defined in the current lease and for vacant space the rentable square footage defined in the previous lease for that space, (ii) for multifamily assets, management’s estimate of approximate rentable square feet, (iii) for the assets under construction and the near- term development assets, management’s estimate of approximate rentable square feet based on current design plans as of June 30, 2018, or (iv) for future development assets, management’s estimate of developable gross square feet based on its current business plans with respect to real estate owned or controlled as of June 30, 2018. Transaction and Other Costs Transaction and other costs include amounts incurred for transition services provided by our former parent, integration costs, severance costs, costs incurred in connection with recapitalization transactions and disposition and dead deal costs. Under Construction ‘‘Under construction’’ refers to assets that were under construction during the three months ended June 30, 2018. Page 54